   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1998



                                        REGISTRATION NOS. 333-65559 TO -65559-06

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                               Amendment No. 1 to

                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                       IRIDIUM WORLD COMMUNICATIONS LTD.
             (Exact name of Registrant as specified in its charter)

                          BERMUDA                                                     52-2025291
                (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                   Identification No.)

           CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA
                                 (441) 295-5950
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                                  IRIDIUM LLC
             (Exact name of Registrant as specified in its charter)

                          DELAWARE                                                    52-1984342
                (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                   Identification No.)

                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                             IRIDIUM OPERATING LLC
             (Exact name of Registrant as specified in its charter)

                          DELAWARE                                                    52-2066319
                (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                   Identification No.)

                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                          IRIDIUM CAPITAL CORPORATION
             (Exact name of Registrant as specified in its charter)


                          DELAWARE                                                    52-2048739
                (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                   Identification No.)


                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                              IRIDIUM ROAMING LLC
             (Exact name of Registrant as specified in its charter)


                          DELAWARE                                                    52-2048734
                (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                   Identification No.)


                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                                 IRIDIUM IP LLC
             (Exact name of Registrant as specified in its charter)


                          DELAWARE                                                    52-2048736
                (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                   Identification No.)


                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                         IRIDIUM FACILITIES CORPORATION
             (Exact name of Registrant as specified in its charter)


                          DELAWARE                                                    52-2083969
                (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                   Identification No.)


                 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                             F. THOMAS TUTTLE, ESQ.
IRIDIUM WORLD COMMUNICATIONS LTD., 1575 EYE STREET, N.W., WASHINGTON, D.C. 20005
                                 (202) 408-3800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                with copies to:

                           EDWIN D. WILLIAMSON, ESQ.
                              SULLIVAN & CROMWELL
                         1701 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                                 (202) 956-7500

                          ARNOLD B. PEINADO, III, ESQ.
                        MILBANK, TWEED, HADLEY & MCCLOY
                            1 CHASE MANHATTAN PLAZA
                               NEW YORK, NY 10005
                                 (212) 530-5000



                             ---------------------


                       CALCULATION OF REGISTRATION FEE(1)


-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM      AMOUNT OF
             TITLE OF EACH CLASS OF SECURITIES                AGGREGATE OFFERING    REGISTRATION
                      TO BE REGISTERED                              PRICE               FEE
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Subordinated Notes of Iridium Operating LLC and Iridium
  Capital Corporation                                            $750,000,000       $208,925(1)
Shares of Class A Common Stock, par value $.01 per share, of
  Iridium World Communications Ltd.(2)
-------------------------------------------------------------------------------------------------
Subsidiary Guarantees of Subordinated Notes(3)..............        --                   --
-------------------------------------------------------------------------------------------------
Class 1 Membership Interests of Iridium LLC(4)..............        --                   --
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------



(1) Calculated pursuant to Rule 457(o). The Registrants previously paid $7,375.00 in respect of $25,000,000 of the proposed maximum aggregate offering price at the filing fee rate then in effect, and is currently paying $201,550 for the increase in maximum aggregate offering price of $725,000,000 at the current filing fee rate in effect.


(2) Also registered are such additional shares of Class A Common Stock as may be issuable in exchange for Subordinated Notes of Iridium Operating LLC and Iridium Capital Corporation.

(3) No separate consideration will be received for the Subsidiary Guarantees.

(4) Not offered separately. Registered for technical purposes.

                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


[IRIDIUM LOGO]

IRIDIUM OPERATING LLC
IRIDIUM CAPITAL CORPORATION

                               Subordinated Notes

which may be guaranteed by
IRIDIUM ROAMING LLC
IRIDIUM IP LLC
IRIDIUM FACILITIES CORPORATION

--------------------------------------------------------------------------------


 We will provide specific terms for the sale of these securities in supplements to this prospectus.

 You should read this prospectus and any prospectus supplement carefully before you invest.

--------------------------------------------------------------------------------

          INVESTING IN THE SUBORDINATED NOTES INVOLVES CERTAIN RISKS.
                         SEE "RISK FACTORS" ON ANNEX A.

These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


This prospectus is dated November 13, 1998

ABOUT THIS PROSPECTUS


      This prospectus is part of a registration statement that we and related companies filed with the SEC utilizing a "shelf" registration process. We may, over the next two years, use the registration statement and the shelf process to sell any combination of the Subordinated Notes described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000, less the total dollar amount of any equity securities sold by one of our related companies under the registration statement. This prospectus provides you with a general description of the Subordinated Notes we may offer and any related subsidiary guarantees. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest in the Subordinated Notes, you should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".


      To see more detail, you should read the exhibits filed with our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.


      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we, our related companies or the underwriters sell all of the securities that we have registered:


-- Annual Report on Form 10-K for the year ended December 31, 1997;


-- Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June
   30, 1998 and September 30, 1998;



-- Current Reports on Form 8-K, dated September 9, 1998 and November 4, 1998.


      You may request a copy of these filings at no cost by writing or telephoning us at the following address:


     Iridium Operating LLC
      1575 Eye Street, N.W.
      Washington, D.C. 20005
      Attention: F. Thomas Tuttle, Vice
         President, General Counsel and
         Secretary
      (202) 408-3800


      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the Subordinated Notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


ABOUT IRIDIUM

THIS DISCUSSION FOCUSES ON IRIDIUM OPERATING LLC ("IRIDIUM"), OUR MAIN OPERATING COMPANY.


      IRIDIUM is the owner and operator of a global mobile wireless communications system. Iridium is transitioning from a development stage company to an operating company.



      Iridium's communications system is designed to enable its customers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill. Iridium's system combines the convenience of traditional cellular phones with the global reach of Iridium's low earth orbit satellite constellation. Traditional cellular service is limited by the physical location of cellular service towers. Iridium, on the other hand, through the combination of satellite and cellular service, expects to provide service virtually anywhere in the world. This is because Iridium's satellites will act as "towers in the sky", providing satellite coverage in many areas where traditional cellular service is unavailable.


      Iridium's system has four components:


-- THE SPACE SEGMENT, which includes the satellites and the related earth-based control facilities;


-- THE GROUND STATIONS OR "GATEWAYS", which link the satellites to earth-based communications systems;

-- THE IRIDIUM CUSTOMER EQUIPMENT (including telephones and pagers), which provides mobile access to the satellite system and earth-based wireless systems; and


-- THE EARTH-BASED WIRELESS ROAMING INFRASTRUCTURE, which permits an Iridium customer to "roam" between Iridium's satellite system and many earth-based wireless systems -- even systems that speak different electronic languages -- as the customer travels from place to place.



      Motorola, Inc. was the principal contractor for the construction of Iridium's system and is the principal contractor for the operation of the system. Motorola is a leading international provider of wireless communications systems, phones and pagers, semiconductors and other electronic equipment and is the largest single investor in our corporate parent, Iridium LLC. Other strategic investors include leading wireless communications service providers from around the world, as well as experienced satellite manufacturers and satellite launch providers.


      The Subordinated Notes will be co-issued by Iridium Capital Corporation, a wholly-owned subsidiary of Iridium. Iridium Capital has no assets and has no operations.

      The Subordinated Notes may be guaranteed by some of Iridium's other subsidiaries, including Iridium Roaming LLC ("Roaming"), Iridium IP LLC ("IP") and Iridium Facilities Corporation ("Facilities"). Roaming enters into roaming agreements with other wireless telecommunications providers on behalf of Iridium. IP holds the worldwide trademark registrations of Iridium. Facilities holds certain real property of Iridium.

SUMMARY FINANCIAL INFORMATION


      The data in the following table is a summary of certain information derived from Iridium's consolidated financial statements. KPMG Peat Marwick LLP, independent certified public accountants, audited those financial statements except where the word "unaudited" appears above a column. You should read this data together with the financial statements and management's discussion and analysis of Iridium's financial condition and results of operations, which are included in the documents referred to under "Where You Can Find More Information". You should not assume that Iridium's results of operations for the nine months ended September 30, 1998 indicate what Iridium's results for all of 1998 will be like.



                                PERIOD
                               PRIOR TO
                            INITIAL CAPITAL
                             CONTRIBUTION                                  PERIODS FOLLOWING INITIAL
                                DATE(1)                                    CAPITAL CONTRIBUTION DATE
                            ---------------   -----------------------------------------------------------------------------------
                                                                                                            NINE MONTHS ENDED
                                                                                                              SEPTEMBER 30,
                             JAN. 1, 1993     JULY 29, 1993            YEAR ENDED DECEMBER 31           -------------------------
                                  TO                TO         --------------------------------------      1997          1998
                             JULY 28, 1993    DEC. 31, 1993     1994      1995      1996       1997     (UNAUDITED)   (UNAUDITED)
                            ---------------   --------------   -------   -------   -------   --------   -----------   -----------
                                                                   (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  LOSS DATA:
  Revenues(2).............      $   --            $   --       $    --   $    --   $    --   $     --    $     --     $       --
  Sales, general and
    administrative........       5,309             7,093        16,729    26,436    70,730    177,322     122,888        261,049
  Depreciation and
    amortization..........          --                48           832       751       674    119,124      46,539        378,276
  Interest (income)
    expense, net..........          --              (390)       (4,252)   (5,226)   (2,395)    (3,045)     (1,516)       173,185
  Provision for income
    taxes.................          --               173         1,525     1,684     4,589         --          --             --
                                ------            ------       -------   -------   -------   --------    --------     ----------
  Net loss................      $5,309            $6,924       $14,834   $23,645   $73,598   $293,401    $167,911     $  812,510
                                ======            ======       =======   =======   =======   ========    ========     ==========
OTHER DATA:
  Deficiency in coverage
    of fixed charges
    (3)...................      $5,309            $6,751       $13,309   $21,961   $97,136   $449,248                 $1,039,996



                                                          DECEMBER 31,                           SEPTEMBER 30,
                                   -----------------------------------------------------------       1998
                                     1993       1994        1995         1996          1997       (UNAUDITED)
                                   --------   --------   ----------   ----------    ----------   -------------
                                                             (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents......  $ 23,496   $202,391   $   51,332   $    1,889    $    5,940    $   65,207
  Restricted cash................        --         --           --           --       350,220(4)          --
  System under construction......   275,000    646,000    1,448,000    2,376,884     1,625,054       523,739
  Property and equipment, net....       320      1,522        1,264        2,065     1,526,326     2,865,070
         Total assets............   299,886    851,809    1,505,383    2,434,081     3,642,587     3,564,054
  Long-term debt.................        --         --           --      735,904     1,537,590     1,714,891
         Total member's equity...  $294,308   $795,813   $1,404,610   $1,572,029    $1,631,537    $  833,693


---------------
(1) These amounts reflect certain costs incurred by Motorola prior to July 29, 1993, which were reimbursed by Iridium.

(2) Iridium was a development stage company for the periods presented and accordingly had no revenues.


(3) The deficiency in the coverage of fixed charges equals Iridium's net loss plus any fixed charges not reflected in the net loss. "Fixed charges" consist of interest, all of which has been capitalized except in the nine months ended September 30, 1998, and that portion of operating lease rental expense (deemed to be one-third of rental expense) representative of interest.


(4) Restricted cash consisted of the first stage of borrowings under Iridium's Secured Bank Facility. The funds were restricted subject to Iridium meeting certain milestones. Iridium successfully met the conditions for use of the first stage of borrowings ($350 million) in January 1998, and such funds were released.

RISK FACTORS


      An investment in the Subordinated Notes involves a high degree of risk. You should carefully consider the risk factors set forth on Annex A to this prospectus and any risk factors set forth in the prospectus supplement before investing in Subordinated Notes.


USE OF PROCEEDS


      Except as otherwise described in the prospectus supplement, Iridium will use the net proceeds it receives from the sale of the offered Subordinated Notes for general corporate purposes, including repayment of debt.


DESCRIPTION OF THE SUBORDINATED NOTES


      The Subordinated Notes will be issued in one or more distinct series by Iridium and Iridium Capital. This section summarizes terms of the Subordinated Notes that are common to all series. Most of the financial terms and other specific terms of any series of Subordinated Notes that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Because the terms of specific Subordinated Notes may differ from the general information we have provided below, you should rely on information in the prospectus supplement if it is different from information below.


REFERENCES TO "ISSUERS" IN THE REMAINDER OF THIS DESCRIPTION MEAN IRIDIUM AND IRIDIUM CAPITAL, THE ISSUERS OF THE SUBORDINATED NOTES. REFERENCES TO THE "SUBSIDIARY GUARANTORS" MEAN THE SUBSIDIARIES OF IRIDIUM, IF ANY, THAT HAVE GUARANTEED THE SUBORDINATED NOTES, AND REFERENCES TO "US" OR "WE" MEAN THE ISSUERS AND ANY SUBSIDIARY GUARANTORS.


      The Subordinated Notes will be subordinated to the Senior Debt of the Issuers. Some of the Subordinated Notes may be guaranteed by Subsidiaries of Iridium, as discussed later under "Subsidiary Guarantees" on page 8. Any Subsidiary Guarantees will be subordinated to the Senior Debt of the Subsidiary Guarantor, as described on page 15.


      As required by Federal law for all bonds and notes of companies that are publicly offered, the Subordinated Notes and any Subsidiary Guarantees are governed by a document called the "Indenture". The Indenture, the Subordinated Notes and any Subsidiary Guarantees are governed by New York law. (Section 112)


      The Indenture is a contract between us and a financial institution acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf, which are described later on page 15. Second, the Trustee performs certain administrative duties for us.


      The Indenture and associated documents contain the full legal text of the matters described in this section. The form of the Indenture is contained in the registration statement that we and our related companies have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the Indenture.

      Because this section is a summary, it does not describe every aspect of the Subordinated Notes and the Subsidiary Guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series of Subordinated Notes described in the prospectus supplement.


GENERAL


      The Subordinated Notes will be general, unsecured obligations of the Issuers. The Subordinated Notes will have a junior position to all Senior Debt of the Issuers. See "Subordination" on page 15 for more information on the terms of subordination and on Senior Debt.


      The prospectus supplement and a supplemental indenture relating to any series of Subordinated Notes being offered will include specific terms relating to the series of Subordinated Notes being offered. These terms will include some or all of the following:

-- The title and type of Subordinated Notes;

-- The total principal amount of the Subordinated Notes;

-- The percentage of the principal amount at which the Subordinated Notes will be issued and any payments due if the maturity of the Subordinated Notes is accelerated;

-- The date or dates on which the principal of the Subordinated Notes will be payable;

-- The interest rate which the Subordinated Notes will bear and the interest payment dates for the Subordinated Notes;

-- Any optional redemption provisions;

-- Any sinking fund or other provisions that would obligate the Issuers to repurchase or otherwise redeem the Subordinated Notes;

-- Any provisions granting special rights to holders when a specified event occurs;


-- Any changes to or additional Events of Default or covenants;


-- Whether the Subordinated Notes are guaranteed by any Subsidiaries of Iridium, and the terms of the Subsidiary Guarantees;

-- Any special tax implications of the Subordinated Notes, including provisions for Original Issue Discount Securities, if offered;


-- Any provisions that permit a Holder of Subordinated Notes to exchange or convert them into other securities of the Issuers or into securities of any other person; and



-- Any other terms of the Subordinated Notes.



      The Indenture will not limit the amount of Subordinated Notes that may be issued, except as described later under "Restrictive Covenants" on page 12.


LEGAL OWNERSHIP

GLOBAL SECURITIES

      Unless otherwise indicated in the prospectus supplement, the Subordinated

Notes of a series will be issued only in the form of Global Securities. Global Securities will be registered in the name of a financial institution we select, and the Subordinated Notes included in the Global Securities may not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the Global Security is called the "Depositary". Any person wishing to own a Security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary.


      Special Investor Considerations for Global Securities.   Our obligation,
as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as Holders of Subordinated Notes. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you but does not do so. As an indirect holder, your rights relating to a Global Security will be governed by the account rules of your financial institution and of the Depositary, as well as general laws relating to debt securities transfers.



      If you invest in the Subordinated Notes, you should be aware that because Subordinated Notes will be issued only in the form of Global Securities:



-- You cannot get Subordinated Notes registered in your own name.



-- You cannot receive physical certificates for your interest in the Subordinated Notes.



-- You must look to your own bank or broker for payments on the Subordinated
   Notes and protection of your legal rights relating to the Subordinated Notes.



-- You may not be able to sell interests in the Subordinated Notes to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.


-- The Depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way.

-- Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds. This difference could have some effect on how Global Security interests trade, but we do not know what that effect will be.


      Special Situations When Global Security Will Be Terminated.   In a few
special situations described later, the Global Security will terminate and interests in it will be exchanged for physical certificates representing Subordinated Notes. After that exchange, the choice of whether to hold Subordinated Notes directly or indirectly through an account at your bank or broker will be up to you. You must consult your own bank or broker to find out how to have your interests in Subordinated Notes transferred to your own name, so that you will be a direct Holder.


      The special situations for termination of a Global Security are:

-- When the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named).


-- When an Event of Default on the Subordinated Notes has occurred and has not been cured. (Defaults are discussed later under "Events of Default" on page 14.)


      The prospectus supplement may list situations for terminating a Global Security that would apply only to the particular series of Subordinated Notes covered by the prospectus supplement. When a Global Security terminates, the Depositary (and not we or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct Holders. (Sections 204 and 305)

IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT INDIRECT HOLDERS OF SUBORDINATED NOTES.

SUBSIDIARY GUARANTEES

      The Subordinated Notes of any particular series may be guaranteed by one or more Subsidiaries of Iridium (other than Iridium Capital, which is already an Issuer). Any Subsidiary that provides a Subsidiary Guarantee is referred to in this description as a "Guarantor Subsidiary". The prospectus supplement with respect to a series of Subordinated Notes will state whether that series is covered by any Subsidiary Guarantee and, if so, the name of the Guarantor Subsidiary.


      Any Subsidiary Guarantee will be a general, unsecured obligation of the Guarantor Subsidiary that has provided it. Any Subsidiary Guarantee will have a junior position to all Senior Debt of the Guarantor Subsidiary. See "Subordination" on page 15 for more information on the terms of subordination and on Senior Debt.


      The prospectus supplement and a supplemental indenture relating to any series of Subordinated Notes benefitting from a Subsidiary Guarantee will describe the terms of that Subsidiary Guarantee.


      You should note that if any Guarantor Subsidiary declares bankruptcy or otherwise becomes subject to a bankruptcy proceeding, a court could declare the Subsidiary Guarantee void, subordinate the Subsidiary Guarantee to other claims against the Guarantor Subsidiary or determine that a Subsidiary Guarantee is unenforceable.


OVERVIEW OF REMAINDER OF THIS DESCRIPTION

      The remainder of this description summarizes:

-- ADDITIONAL MECHANICS relevant to the Subordinated Notes under normal circumstances, such as how you transfer ownership and payment details.

-- Your rights under several SPECIAL SITUATIONS, such as if the Issuers merge with another company or if the Issuers want to change a term of the Subordinated Notes.


-- Promises the Issuers make to you about how they will run their business, or business actions they promise not to take (known as "RESTRICTIVE COVENANTS").

-- Your rights if we DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

      The Subordinated Notes will be issued:

-- only in fully registered form

-- without interest coupons

-- in denominations that are even multiples of $1,000. (Section 302)

      You may have your Subordinated Notes broken into more Subordinated Notes of smaller denominations or combined into fewer Subordinated Notes of larger denominations, as long as the total principal amount is not changed. (Section
305) This is called an "exchange".

      You may exchange or transfer Subordinated Notes at the office of the Trustee. The Trustee will act as the Issuers' agent for registering Subordinated Notes in the names of Holders and transferring Subordinated Notes. The Issuers may change this appointment to another entity or perform it themselves. The entity performing the role of maintaining the list of registered Holders is called the "Registrar". It also will perform transfers. (Section 305)

      You will not be required to pay a service charge to transfer or exchange Subordinated Notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Registrar is satisfied with your proof of ownership.

      If the Issuers have designated additional transfer agents, they are named in the prospectus supplement. The Issuers may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)


      If the Subordinated Notes are redeemable, the prospectus supplement will describe the procedure for redemption. If the Subordinated Notes are redeemable and we redeem less than all of the Subordinated Notes of a particular series, we may block the transfer or exchange of Subordinated Notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers or exchanges of Subordinated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Subordinated Notes being partially redeemed. (Section 305)



PAYMENT AND PAYING AGENTS


      The Issuers will pay interest applicable to you if you are a direct Holder listed in the Trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the Security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "Record Date" and is stated in the prospectus supplement. (Section 307) Holders buying and selling Subordinated Notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered Holder on the Record Date. The most common manner is to adjust the sales price of the

Subordinated Notes to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest".

      The Issuers will deposit interest, principal and any other money due on the Subordinated Notes with the Paying Agent specified in the prospectus supplement. You must make arrangements to receive your payments.

INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

NOTICES

      The Issuers and the applicable Trustee will send notices regarding the Subordinated Notes only to direct Holders, using their addresses as listed in the Trustee's records. (Sections 101 and 106)

      All money paid by the Issuers to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct Holders will be repaid to them. After that two-year period, you may look only to the Issuers for payment and not to the Trustee, any other Paying Agent or anyone else. (Section 1003)

INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE NOTICES.

SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS


      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell all or substantially all our assets to another firm, or to buy all or substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:



-- Where we merge out of existence or sell our assets, the other firm may not be organized under any foreign country's laws (that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the Subordinated Notes or Subsidiary Guarantees, as applicable.



-- The merger, sale of assets or other transaction must not cause a default on the Subordinated Notes and we must not already be in default (unless the merger or other transaction would cure the default). In applying this no-default test, if in the merger or other transaction we become legally responsible for another firm's debt, then we must treat that debt as newly borrowed by us and must comply with any Restrictive Covenant limiting our ability to borrow. See "Covenants" on page 12 below for information on whether our ability to borrow may be limited. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described later on page 14 under "What is An Event of Default?" A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.


-- We must deliver certain certificates and documents to the Trustee.

-- We must satisfy any other requirements specified in the prospectus supplement.

MODIFICATION AND WAIVER

      There are three types of changes we can make to the Indenture, the Subordinated Notes and any Subsidiary Guarantees.

      Changes Requiring Your Approval. First, there are changes that cannot be made to your Subordinated Notes without your specific approval. Following is a list of those types of changes:

-- change the Stated Maturity of the principal or interest on a Security;

-- reduce any amounts due on a Security;

-- reduce the amount of principal payable upon acceleration of the Maturity of a Security following a default;

-- change the place or currency of payment on a Security;

-- impair your right to sue for payment;

-- modify the subordination provisions in a manner that is adverse to you;

-- reduce the percentage of Holders of Subordinated Notes whose consent is needed to modify or amend the Indenture;

-- reduce the percentage of Holders of Subordinated Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

-- modify any other aspect of the provisions dealing with modification and waiver of the Indenture; and

-- modify any Subsidiary Guarantees in any manner adverse to the Holders.
   (Section 902)


      Changes Requiring a Majority Vote. The second type of change to the Indenture and the Subordinated Notes is the kind that requires a vote in favor by Holders of Subordinated Notes owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect Holders of the Subordinated Notes. The same vote would be required for us to obtain a waiver of all or part of the Restrictive Covenants described on page 12 or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Subordinated Notes listed in the first category described previously under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513)


      Changes Not Requiring Approval. The third type of change does not require any vote by Holders of Subordinated Notes. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the Subordinated Notes.

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a Security:

-- For Original Issue Discount Securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the Subordinated Notes were accelerated to that date because of a default.

-- For Subordinated Notes whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that Security described in the prospectus supplement.


      Subordinated Notes will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Subordinated Notes will also not be eligible to vote if they have been fully defeased as described later under "Full Defeasance". (Section 101)

      The Issuers will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Subordinated Notes that are entitled to vote or take other action under the Indenture. If the Issuers set a record date for a vote or other action to be taken by Holders of a particular series, that vote or action may be taken only by persons who are Holders of Outstanding Subordinated Notes of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. The Issuers may shorten or lengthen this period from time to time. (Section 104)

INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE SUBORDINATED NOTES OR REQUEST A WAIVER.

RESTRICTIVE COVENANTS

COVENANTS

      We may be subject to restrictions on certain of our activities, including, among other things:

-- limitations on borrowings;

-- limitations on making dividends and distributions;

-- limitations on certain investments; and

-- limitations on certain transactions with affiliates.

      The covenants for each series of Subordinated Notes are described in the prospectus supplement for that series.

DEFEASANCE

      The following discussion of full defeasance and covenant defeasance will be applicable to your series of Subordinated Notes only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 1301)

      Full Defeasance.   If there is a change in federal tax law, as described
below, we can legally release ourselves from any payment or other obligations on the Subordinated Notes and Subsidiary Guarantees (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

-- The Issuers must deposit in trust for your benefit and the benefit of all other direct Holders of the Subordinated Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Subordinated Notes on their various due dates.

-- The Issuers must deliver to the Trustee a legal opinion of their counsel confirming that there has been a change in current federal tax law or an IRS ruling that lets the Issuers make the above deposit without causing you to be taxed on the Subordinated Notes any differently than if the Issuers did not make the deposit and just repaid the Subordinated Notes themselves. (Sections 1302 and 1304) (Under current federal tax law, the deposit and the Issuers' legal release from the Subordinated Notes would be treated as though they took back your Subordinated Notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the Subordinated Notes you give back to the Issuers.)


If the Issuers ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the Subordinated Notes and Subsidiary Guarantees. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if they ever become bankrupt or insolvent. You would also be released from the subordination provisions on the Subordinated Notes described later under "Subordination" on page 15.



      Covenant Defeasance.   Under current federal tax law, the Issuers can make
the same type of deposit described above and be released from some of the restrictive covenants in the Subordinated Notes. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and debt securities set aside in trust to repay the Subordinated Notes. You also would be released from the subordination provisions on the Subordinated Notes described later under "Subordination" on page 15. In order to achieve covenant defeasance, we must do the following:


-- The Issuers must deposit in trust for your benefit and the benefit of all other direct Holders of the Subordinated Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Subordinated Notes on their various due dates.

-- The Issuers must deliver to the Trustee a legal opinion of their counsel confirming that under current federal income tax law the Issuers may make the above deposit without causing you to be taxed on the Subordinated Notes any differently than if they did not make the deposit and just repaid the Subordinated Notes themselves.


      If we accomplish covenant defeasance, the subordination provisions described later under "Subordination" on page 15, certain restrictive covenant provisions of the Indenture and certain Events of Default would no longer apply. The prospectus supplement will list the most important covenants released and Events of Default which are made inapplicable.


      If we accomplish covenant defeasance, you can still look to the Issuers for repayment of the Subordinated Notes, and to the Guarantor Subsidiaries for payment under any Subsidiary Guarantees, if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Subordinated Notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

DEFAULT AND RELATED MATTERS

RANKING

      Neither the Subordinated Notes nor the Subsidiary Guarantees are secured by any of our property or assets. Accordingly, your ownership of Subordinated Notes and Subsidiary Guarantees means you are one of our unsecured creditors. The Subordinated Notes and Subsidiary Guarantees are subordinated to some of our existing and future debt and other liabilities. See "Subordination" on page 15 for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties.


EVENTS OF DEFAULT

      You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

      What Is An Event of Default?   The term "Event of Default" means any of
the following:

-- We do not pay the principal or any premium on a Security on its due date.

-- We do not pay interest on a Security within 30 days of its due date.

-- We do not deposit any sinking fund payment on its due date.


-- We remain in breach of a Restrictive Covenant for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or Holders of 25% in principal amount of the Subordinated Notes of the affected series.



-- Other debt of ours totaling $10.0 million or more defaults, our obligation to repay it is accelerated by our lenders, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph.



-- Any Issuer files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.



-- Any Subsidiary Guarantee is invalid (but this is an Event of Default only in respect of the Securities guaranteed by such Subsidiary Guarantor).


-- Any other Event of Default described in the prospectus supplement occurs.
   (Section 501)


      An Event of Default for a particular series of Subordinated Notes does not necessarily constitute an Event of Default for any other series of Subordinated Notes issued under an Indenture. The Trustee may withhold notice to the Holders of Subordinated Notes of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.


      Remedies If an Event of Default Occurs.   If an Event of Default has
occurred and has not been cured, the Trustee or the Holders of 25% in principal amount of the Subordinated Notes of the affected series may declare the entire principal amount of all the Subordinated Notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the Subordinated Notes of that series will be automatically accelerated, without any action by the Trustee or any Holder. A declaration of acceleration of maturity may be canceled by the Holders of at least a majority in principal amount of the Subordinated Notes of the affected series. (Section 402)

      Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any

Holders unless the Holders offer the Trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 603) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding Subordinated Notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances.

      Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Subordinated Notes or any Subsidiary Guarantee, the following must occur:

-- You must give the Trustee written notice that an Event of Default has occurred and remains uncured.

-- The Holders of 25% in principal amount of all outstanding Subordinated Notes of the relevant series must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

-- The Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

-- The Holders of a majority in principal amount of the Subordinated Notes must not have given the Trustee a direction inconsistent with the above notice.

      However, you are entitled at any time to bring a lawsuit for the payment of money due on your Subordinated Notes on or after the due date. (Section 508)

INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

      Iridium will furnish to the Trustee every year a written statement of certain of its officers certifying that to their knowledge the Issuers and any Guarantor Subsidiaries are in compliance with the Indenture and the Subordinated Notes, or else specifying any default. (Section 1004)

SUBORDINATION

      The Subordinated Notes and any Subsidiary Guarantees are subordinated securities. As a result, the payment of principal, any premium and interest on the Subordinated Notes, and any related payment under a Subsidiary Guarantee, is subordinated in right of payment to the prior payment in full of all of our Senior Debt. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they come due, the holders of all of our Senior Debt will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Debt before you and the other direct Holders of Subordinated Notes will be entitled to receive any amounts on the Subordinated Notes. These circumstances include:

-- We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, or as part of an assignment or marshaling of our assets for the benefit of our creditors.

-- We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.


-- The maturity of the Subordinated Notes is accelerated. For example, the entire principal amount of a series of Subordinated Notes may be declared to be due and immediately payable or may be automatically accelerated due to an Event of Default as described under "Events of Default" on page 14.



      In addition, we are not permitted to make payments of principal, any premium or interest on the Subordinated Notes (or any related payment under a Subsidiary Guarantee) if we default on our obligation to make payments on Senior Debt and do not cure such default. We may also be prohibited from making any payments in respect of the Subordinated Notes (or any related Subsidiary Guarantee) for up to 179 days while any other event of default that permits the holders of Senior Debt to accelerate the maturity of the Senior Debt exists. Such a prohibition cannot be imposed more than once in any 360-day period, and there must be at least 181 consecutive days in any 360-day period when no such prohibition exists.



      These subordination provisions mean that if we are insolvent a holder of our Senior Debt may ultimately receive out of our assets more than a Holder of the same amount of our the Subordinated Notes; and a creditor of ours that is owed a specific amount, but who owns neither our Senior Debt nor the Subordinated Notes, may ultimately receive more than a Holder of the same amount of Subordinated Notes.



      "Senior Debt" of any Person means the principal, any premium and interest on, and other amounts due with respect to, all of the indebtedness of that Person (including indebtedness of others that the Person guarantees), whether such indebtedness exists now or is created, incurred or assumed after the date of this prospectus, that is for money we borrow, is evidenced by a note or similar instrument, is our reimbursement obligations with respect to letters of credit and similar facilities, is issued or assumed as the deferred purchase price of property or services (excluding certain items arising in the ordinary course of business), or is a guarantee obligation relating to similar indebtedness and dividends. Senior Debt also includes any amendment, renewal replacement, extension, modification and refunding of any indebtedness that itself was Senior Debt. Senior Debt does not include Iridium's 14 1/2% Senior Subordinated Notes due 2006 or any indebtedness that expressly states in the instrument creating or evidencing it that it does not rank senior in right of payment to the Subordinated Notes. Senior Debt does not include the Subordinated Notes.



      At November 1, 1998, we owed a total of approximately $2.1 billion of Senior Debt, without counting any accrued interest on that Senior Debt. The Indenture does not limit the amount of Senior Debt we are permitted to have and we may in the future incur additional Senior Debt.


NO LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

      No director, officer, employee, incorporator or member of Iridium or Iridium Capital, as such, will have any liability for any obligations of the Issuers or any Guarantor Subsidiary under the Subordinated Notes, any Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a Subordinated Note, by accepting the Subordinated Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Subordinated Notes. The waiver will not constitute a waiver of liabilities under the federal securities laws if it is the view of the Securities and Exchange Commission that such a waiver would be against public policy.

PLAN OF DISTRIBUTION

      We may sell the Subordinated Notes (a) through agents; (b) to or through underwriters; or (c) directly to other purchasers. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

      We (directly or through agents) may sell, and the underwriters may resell, the Subordinated Notes in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of Subordinated Notes, the underwriters or agents may receive compensation from us or from purchasers of the Subordinated Notes for whom they may act as agents. The underwriters may sell Subordinated Notes to or through dealers, who may also receive compensation from purchasers of the Subordinated Notes for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Subordinated Notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the Subordinated Notes by them may be treated as underwriting discounts and commissions under the Act.

      We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

VALIDITY OF THE SUBORDINATED NOTES


      Sullivan & Cromwell, our counsel, will pass on the validity of the Subordinated Notes and any Subsidiary Guarantees for us.


EXPERTS


      The consolidated financial statements of Iridium as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (Inception) through December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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------------------------------------------------------


      We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this Prospectus is current as of November 13, 1998.


                   ------------------------------------------

                               TABLE OF CONTENTS
                   ------------------------------------------


                                Page
                                ----
About This Prospectus.........    2
Where You Can Find More
   Information................    2
About Iridium.................    3
Summary Financial
   Information................    4
Risk Factors..................    5
Use of Proceeds...............    5
Description of the
   Subordinated Notes.........    5
Plan of Distribution..........   17
Validity of the Subordinated
   Notes......................   17
Experts.......................   17


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Iridium Operating LLC
Iridium Capital Corporation

Which may be guaranteed by

Iridium Roaming LLC
Iridium IP LLC
Iridium Facilities Corporation

                               Subordinated Notes

                   ------------------------------------------

                                   PROSPECTUS
                   ------------------------------------------

                               November 13, 1998

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


PROSPECTUS


[IRIDIUM LOGO]

IRIDIUM WORLD COMMUNICATIONS LTD.

                              Class A Common Stock

                               Our Class A Common

                             Stock is quoted on the

                             Nasdaq National Market
                           under the symbol "IRIDF".

--------------------------------------------------------------------------------

 We will provide specific terms for the sale of these securities in supplements to this prospectus.
 You should read this prospectus and any prospectus supplement carefully before you invest.

--------------------------------------------------------------------------------

         INVESTING IN THE CLASS A COMMON STOCK INVOLVES CERTAIN RISKS.
                         SEE "RISK FACTORS" ON ANNEX A.

These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


This prospectus is dated November 13, 1998

ABOUT THIS PROSPECTUS


      This prospectus is part of a registration statement that we and related companies filed with the SEC utilizing a "shelf" registration process. We may, over the next two years, use the registration statement and the shelf process to sell Class A Common Stock in one or more offerings up to a total dollar amount of $750,000,000, less the total dollar amount of any subordinated notes sold by our related companies under the registration statement. Each time we sell Class A Common Stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest in Class A Common Stock you should read carefully both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".


      To see more detail, you should read the exhibits filed with our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.


      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we, our related companies or the underwriters sell all of the securities that we have registered.


-- Annual Report on Form 10-K for the year ended December 31, 1997;


-- Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June
   30, 1998 and September 30, 1998;



-- Current Reports on Form 8-K, dated September 9, 1998 and November 4, 1998.


-- The description of the Class A Common Stock incorporated by reference in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address:

      Iridium World Communications Ltd.

      1575 Eye Street, N.W.

      Washington, D.C. 20005
      Attention: F. Thomas Tuttle,
         Assistant Secretary
      (202) 408-3800

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of Class A Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ABOUT IRIDIUM


      Iridium World Communications Ltd., or "IWCL", is a publicly traded company which holds approximately 8.62% of the membership interests in Iridium LLC. IWCL has no other business or assets. Iridium LLC is the owner and operator of a global mobile wireless communications system through its wholly-owned subsidiary, Iridium Operating LLC. Iridium LLC is transitioning from a development stage company to an operating company.


                           [IRIDIUM STRUCTURE CHART]

THIS DISCUSSION FOCUSES ON IRIDIUM OPERATING LLC ("IRIDIUM"), OUR MAIN OPERATING COMPANY.


      IRIDIUM's communications system is designed to enable its customers to send and receive telephone calls virtually anywhere in the world -- all with one phone, one phone number and one customer bill. Iridium's system combines the convenience of traditional cellular phones with the global reach of Iridium's low earth orbit satellite constellation. Traditional cellular service is limited by the physical location of cellular service towers. Iridium, on the other hand, through the combination of satellite and cellular service, expects to provide service virtually anywhere in the world. This is because Iridium's satellites will act as "towers in the sky", providing satellite coverage in many areas where traditional cellular service is unavailable.


      Iridium's system has four components:


-- THE SPACE SEGMENT, which includes the satellites and the related earth-based control facilities;

-- THE GROUND STATIONS OR "GATEWAYS", which link the satellites to earth-based communications systems;

-- THE IRIDIUM CUSTOMER EQUIPMENT (including telephones and pagers), which provides mobile access to the satellite system and earth-based wireless systems; and


-- THE EARTH-BASED WIRELESS ROAMING INFRASTRUCTURE, which permits an Iridium customer to "roam" between Iridium's satellite system and many earth-based wireless systems -- even systems that speak different electronic languages -- as the customer travels from place to place.



      Motorola, Inc. was the principal contractor for the construction of Iridium's system and is the principal contractor for the operation of the system. Motorola is a leading international provider of wireless communications systems, phones and pagers, semiconductors and other electronic equipment and is the largest single investor in Iridium LLC. Other strategic investors include leading wireless communications service providers from around the world, as well as experienced satellite manufacturers and satellite launch providers.

SUMMARY FINANCIAL INFORMATION


      The data in the following table is a summary of certain information derived from Iridium LLC's and IWCL's consolidated financial statements. KPMG Peat Marwick LLP, independent certified public accountants, audited those financial statements except where the word "unaudited" appears above a column. You should read this data together with the financial statements and management's discussion and analysis of Iridium LLC's financial condition and results of operations, which are included in the documents referred to under "Where You Can Find More Information". You should not assume that Iridium LLC's and IWCL's results of operations for the nine months ended September 30, 1998 indicate what their respective results for all of 1998 will be like.



                                  IRIDIUM LLC



                                 PERIOD
                                PRIOR TO
                             INITIAL CAPITAL
                              CONTRIBUTION                                         PERIODS FOLLOWING INITIAL
                                 DATE(1)                                           CAPITAL CONTRIBUTION DATE
                             ---------------                   ------------------------------------------------------------------
                                                                                                            NINE MONTHS ENDED
                                                                                                              SEPTEMBER 30,
                              JAN. 1, 1993     JULY 29, 1993          YEAR ENDED DECEMBER 31,           -------------------------
                                   TO               TO         --------------------------------------      1997          1998
                              JULY 28, 1993    DEC. 31, 1993    1994      1995      1996       1997     (UNAUDITED)   (UNAUDITED)
                             ---------------   -------------   -------   -------   -------   --------   -----------   -----------
                                                   (DOLLARS IN THOUSANDS EXCEPT PER CLASS 1 INTEREST DATA)
CONSOLIDATED STATEMENT OF
  LOSS DATA:
  Revenues (2).............      $   --           $   --       $    --   $    --   $    --   $     --    $     --      $     --
  Sales, general and
    administrative.........       5,309            7,093        16,729    26,436    70,730    177,474     122,926       261,261
  Depreciation and
    amortization...........          --               48           832       751       674    119,124      46,539       378,276
  Interest (income)
    expense, net...........          --             (390)       (4,252)   (5,226)   (2,395)    (3,045)     (1,516)      173,185
  Provision for income
    taxes..................          --              173         1,525     1,684     4,589         --          --            --
                                 ------           ------       -------   -------   -------   --------    --------      --------
  Net loss.................      $5,309           $6,924       $14,834   $23,645   $73,598   $293,553    $167,949      $812,722
                                 ======           ======       =======   =======   =======   ========    ========      ========
  Net loss per Class 1
    Interest...............      $   --           $  .43       $   .38   $   .27   $   .64   $   2.25        1.33          5.78
                                 ======           ======       =======   =======   =======   ========    ========      ========



                                                         DECEMBER 31,                            SEPTEMBER 30,
                                  ----------------------------------------------------------         1998
                                    1993       1994        1995         1996         1997         (UNAUDITED)
                                  --------   --------   ----------   ----------   ----------     -------------
                                                             (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.....  $ 23,496   $202,391   $   51,332   $    1,889   $    9,040      $   65,207
  Restricted cash...............        --         --           --           --      350,220(3)           --
  System under construction.....   275,000    646,000    1,448,000    2,376,884    1,625,054         523,739
  Property and equipment, net...       320      1,522        1,264        2,065    1,526,326       2,865,070
         Total assets...........   299,886    851,809    1,505,383    2,434,081    3,645,687       3,564,602
  Long-term debt................        --         --           --      735,904    1,537,590       1,714,891
         Total members'
           equity...............  $294,308   $795,813   $1,404,610   $1,572,029   $1,634,637      $  834,241


---------------

(1) These amounts reflect certain costs incurred by Motorola prior to July 29, 1993, which were reimbursed by Iridium LLC.



(2) Iridium LLC was a development stage company for the periods presented and accordingly had no revenues.



(3) Restricted cash consisted of the first stage of borrowings under Iridium's Secured Bank Facility. The funds were restricted subject to Iridium meeting certain milestones. Iridium successfully met the conditions for use of the first stage of borrowings ($350 million) in January 1998, and such funds were released.

                                      IWCL



                                                    PERIOD FROM                             NINE MONTHS ENDED
                                                 DECEMBER 12, 1996                            SEPTEMBER 30,
                                                  (INCEPTION) TO        YEAR ENDED       ------------------------
                                                 DECEMBER 31, 1996   DECEMBER 31, 1997      1997         1998
                                                 -----------------   -----------------   ----------   -----------
                                                                 (IN THOUSANDS EXCEPT SHARE DATA)
STATEMENT OF LOSS DATA:
  Equity in loss of Iridium LLC................      $     --           $   18,834       $    8,039   $    69,974
                                                     --------           ----------       ----------   -----------
  Loss before income taxes.....................            --               18,834            8,039        69,974
  Income Taxes.................................            --                   --               --            --
                                                     --------           ----------       ----------   -----------
  Net Loss.....................................      $     --           $   18,834       $    8,039   $    69,974
                                                     ========           ==========       ==========   ===========
  Net loss per Class A Common Share -- basic
    and diluted................................      $     --           $     2.79       $     1.62   $      5.81
                                                     ========           ==========       ==========   ===========



                                                               DECEMBER 31,
                                                              ---------------   NINE MONTHS ENDED
                                                              1996     1997     SEPTEMBER 30, 1998
                                                              ----   --------   ------------------
CONDENSED BALANCE SHEET DATA:
  Cash......................................................  $ --   $     --        $     --
  Investment in Iridium LLC.................................    --    223,922         157,294
                                                              ----   --------        --------
         Total assets.......................................  $ --   $223,922        $157,294
                                                              ====   ========        ========
  Liabilities...............................................  $ --   $     --        $     --
         Total stockholders' equity.........................  $ --   $223,922        $157,294
                                                              ====   ========        ========


RISK FACTORS


      An investment in the Class A Common Stock involves a high degree of risk. You should carefully consider the risk factors set forth on Annex A to this prospectus and any risk factors set forth in the prospectus supplement before investing in the Class A Common Stock.


USE OF PROCEEDS


      The net proceeds from the sale of the Class A Common Stock will be used to purchase additional Class 1 Interests of Iridium LLC. Except as set forth in the prospectus supplement, Iridium LLC and its wholly owned operating subsidiary, Iridium Operating LLC, will use the net proceeds received from the purchase of Class 1 Interests for general corporate purposes, including repayment of debt.



DILUTION



      Iridium LLC has a negative net tangible book value (that is, its liabilities are greater than its tangible assets). Because of this, when you purchase a share of Class A Common Stock and IWCL uses the proceeds to make a corresponding purchase of a Class 1 Interest of Iridium LLC, IWCL will suffer immediate "dilution" in an amount equal to the difference between the price paid per Class 1 Interest (the price you paid per share of Class A Common Stock, less any underwriting or similar discount) and Iridium LLC's net tangible book value per Class 1 Interest.


PLAN OF DISTRIBUTION

      We may sell shares of Class A Common Stock (a) through agents; (b) to or through underwriters; or (c) directly to other purchasers. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.


      We (directly or through agents) may sell, and the underwriters may resell, shares of the Class A Common Stock in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.


      In connection with the sale of shares of Class A Common Stock, the underwriters or agents may receive compensation from us or from purchasers of the shares for whom they may act as agents. The underwriters may sell shares of Class A Common Stock to or through dealers, who may also receive compensation from purchasers of the shares for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of shares of Class A Common Stock may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of shares of Class A Common Stock by them may be treated as underwriting discounts and commissions under the Act.


      We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

VALIDITY OF THE CLASS A COMMON STOCK

      Conyers Dill & Pearman, our Bermuda counsel, will give a legal opinion regarding the validity of the Class A Common Stock.

EXPERTS


      The financial statements of IWCL as of December 31, 1997 and 1996, and for the year ended December 31, 1997, and for the period December 12, 1996 (Inception) through December 31, 1996, and the consolidated financial statements of Iridium LLC as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and for the period June 14, 1991 (Inception) through December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


      We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of November 13, 1998.


                   ------------------------------------------

                               TABLE OF CONTENTS
                   ------------------------------------------


                                Page
                                ----
About This Prospectus.........   2
Where You Can Find More
   Information................   2
About Iridium.................   3
Summary Financial
   Information................   5
Risk Factors..................   6
Use of Proceeds...............   6
Dilution......................   6
Plan of Distribution..........   6
Validity of the Class A Common
   Stock......................   7
Experts.......................   7


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 Iridium World
                              Communications Ltd.

                              Class A Common Stock

                   ------------------------------------------
                                   PROSPECTUS
                   ------------------------------------------

                               November 13, 1998


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                                                         ANNEX A


                                  RISK FACTORS





                                      RISKS OF IRIDIUM'S BUSINESS
RISK OF ERROR IN FORWARD LOOKING      Iridium is transitioning from a development stage company to
STATEMENTS                            an operating company and has no meaningful operating
  Many of the statements in this      history. Accordingly, many statements contained in, or
  prospectus (including this          incorporated by reference into, this Annex and the attached
  Annex) are forward looking and      prospectus are forward looking. Examples of these forward
  actual results may be materially    looking statements include the statements concerning
  different from those expressed or   Iridium's:
  implied by these statements.        - operations;
                                      - prospects;
  In particular, you should           - markets;
  recognize that statements about     - technical capabilities;
  the following topics are forward    - funding needs;
  looking:                            - financing sources;
  - Iridium's estimate of the last    - expected revenues;
    year in which it projects a       - regulatory activities (including its ability to obtain or
    negative cash flow;                 maintain the right to operate virtually anywhere in the
  - Iridium's estimates of the          world);
    amount of its funding needs;      - pricing;
  - Iridium's expectations about      - commercial operations schedule;
    its ability to obtain             - expectations regarding characteristics of competing
    additional financing;               systems;
  - Iridium's expectations about      - expectations regarding actions of third parties such as
    its ability to generate             equipment suppliers, gateway operators, service providers
    revenues from commercial              and roaming partners; and
    operations; and                   - Year 2000 readiness and compliance plans.
  - Iridium's expectations about
    how much revenue it will          Forward looking statements are inherently predictive and
    generate from commercial          speculative and we cannot assure you that our forward
    operations.                       looking statements will prove to be correct. Actual results and developments are likely to be different, and may be
  The forward looking statements      materially different, from those expressed or implied by
  are based on a number of            these statements. You should carefully review the other risk
  assumptions and one or more of      factors set forth in this Annex, the prospectus and any
  these assumptions is likely to      prospectus supplement for a discussion of some of the
  be incorrect.                       factors which could result in any forward looking statement proving to be inaccurate.

                                      In particular, you should recognize that forward looking
                                      statements are based on a number of assumptions. For
                                      example, many of the statements in this Annex and the
                                      prospectus assume that Iridium will transition smoothly from a development stage company to an operating company and
                                      assume, among other things, that:
                                      - there will be a sufficient number of customers and usage of the Iridium System to generate revenues in the amounts, and at the times, anticipated by Iridium, including the
                                        amount of revenue anticipated from the commencement of
                                        commercial operations to year-end 1999.
                                      - the Iridium System will provide service acceptable to the market and will meet all systems specifications set forth in its development contracts and will have service
                                        characteristics across Iridium's various service offerings that are at least as favorable as those that Iridium
                                        expects;
                                      - there will be no increased costs under the development and maintenance contracts for the Iridium System;
                                      - Motorola and Kyocera will manufacture and distribute a
                                        sufficient number of portable, hand-held phones and pagers for use with the Iridium System on a timely basis, and
                                        Iridium will not incur any significant additional expenses as a result of any need to place orders for, or subsidize
                                        the sale of, any Iridium phones and pagers;
                                      - there will be a sufficient number of operational gateways to maintain the service quality and system capacity Iridium expects;
                                      - Iridium's satellite navigation and communications software and its business support systems software have been
                                        effectively integrated into Iridium's operations and will
                                        function as expected under the various service demands the
                                        Iridium System experiences;
                                      - Iridium will contract with a sufficient number of service providers and cellular roaming partners to ensure effective marketing and distribution of its services;
                                      - the operation of the Iridium System will not be impaired by the loss of satellites or the need to put replacement
                                        satellites in orbit and Iridium will not be required to
                                        bear the costs of satellite replacement;
                                      - in the various jurisdictions in which Iridium operates or expects to operate, there will be no material change in
                                        legislation or regulations or the administration thereof
                                        that will have an adverse effect on the business of
                                        Iridium;
                                      - there will be no material adverse changes in any of
                                        Iridium's existing material contracts or the ability of
                                        Iridium's various contractors to perform their
                                        obligations;
                                      - Iridium, its gateways, its service providers and other
                                        companies doing business with Iridium will obtain timely
                                        regulatory approvals in sufficient countries to permit
                                        Iridium to operate on the virtually worldwide basis it
                                        expects; and
                                      - the capacity of the Iridium System, as affected by, among other things, spectrum allocation and customer usage
                                        patterns, will meet or exceed Iridium's expectations.

                                      You should understand that one or more of these assumptions is likely to be incorrect.

                                      Iridium does not intend to publish updates or revisions of the forward looking statements, including the projected
                                      financial information included in this Annex or the
                                      prospectus or of this discussion of factors that could cause actual results to be materially different from those
                                      expressed or implied in the forward looking statements.

                                      Documents incorporated by reference in this prospectus
                                      contain information, including forward looking information, as of various dates. You are cautioned that these statements have not been revised to reflect subsequent events or
                                      circumstances after the date on which they were made.

IRIDIUM IS TRANSITIONING FROM A       Iridium is in the initial stages of transitioning from a
DEVELOPMENT STAGE COMPANY TO AN       development stage company to an operating company. It is
OPERATING COMPANY; IRIDIUM HAS NO     extremely important to Iridium's success that it effects
MEANINGFUL REVENUES OR HISTORY OF     this transition smoothly. This will require Iridium to
OPERATIONS; IRIDIUM'S FUTURE          complete successfully a number of complex tasks for the
REVENUES MAY NOT COVER ITS            operation of Iridium's system while simultaneously
EXPENSES                              attracting customers and ensuring that they are satisfied
  Iridium is a start-up company       with Iridium Services.
  with substantial debt and no
  meaningful operating history or     Iridium has no meaningful operating history on which
  significant revenues.               investors can evaluate its performance and has no
                                      significant revenues. In addition, the services Iridium
                                      offers and intends to offer are new and there is no
                                      operational service that provides a direct comparison.
                                      Further, Iridium has accumulated significant losses in the development and construction of the Iridium System and
                                      expects to continue to accumulate significant losses until sometime in late 1999. Iridium has incurred significant
                                      indebtedness to fund the development and construction of the
                                      Iridium System. Until Iridium has substantial revenues from operations, it will rely on additional indebtedness to pay its expenses and to make payments on its indebtedness. We
                                      cannot give you any assurance about:
                                      - Whether or when Iridium will have sufficient revenues to satisfy its funding requirements, including servicing and
                                        repaying its outstanding indebtedness.
                                      - Whether Iridium will ever be profitable.

RISK OF HIGHLY LEVERAGED CAPITAL      Iridium is a highly leveraged company and it expects to
STRUCTURE                             incur substantial additional indebtedness, including
                                      indebtedness that is secured by its assets. Iridium
  Iridium has already borrowed        currently is not generating any meaningful revenues to fund
  approximately $2.4 billion as of    its operations or repay its indebtedness. The amount of debt
  November 1, 1998 and needs to       needed to finance the Iridium System could be increased by
  borrow a substantial amount of      one or more factors outside Iridium's control, including:
  additional funds prior to the       - the inability to generate revenues in the amount and
  time it expects to achieve            within the time frame Iridium expects;
  positive cash flow. Iridium is      - cost increases for the construction or operation of the
  not currently generating any          Iridium System; and
  meaningful revenues to fund its     - increases in applicable interest rates.
  operations or repay its
  indebtedness.                       Iridium's current and future debt service requirements could have important consequences on its business including:
                                      - limiting Iridium's ability to obtain additional financing;
                                      - reducing the amount of funds available for operations
                                        because a substantial portion of Iridium's cash flow from
                                        operations will be dedicated to the payment of principal
                                        and interest on its indebtedness; and
                                      - increasing Iridium's sensitivity to adverse economic
                                        conditions.

                                      In addition, Iridium's management is not able to make
                                      decisions freely about certain business matters because
                                      Iridium's guaranteed bank facility, the secured bank
                                      facility and the indentures relating to senior notes include certain covenants that, among other things, restrict the
                                      ability of Iridium and its subsidiaries to:
                                      - dispose of assets;
                                      - incur additional indebtedness;
                                      - incur or guarantee obligations;
                                      - prepay other indebtedness or amend other debt instruments;
                                      - pay dividends;

                                      - create liens on assets;
                                      - make investments, loans or advances;
                                      - make acquisitions;
                                      - engage in mergers or consolidations;
                                      - change the business conducted by Iridium; or
                                      - engage in certain transactions with affiliates and
                                        otherwise will restrict certain corporate activities.

SIGNIFICANT ADDITIONAL FUNDING        Iridium anticipates that its total cash funding requirements
NEEDS                                 for the development, construction and commercial operation of the Iridium System will be approximately $5.5 billion
  Iridium needs to refinance its      (net of assumed revenues from commercial operations) through
  $1.0 billion senior secured         year-end 1999. Based on its estimated cash funding
  credit facility by December 31,     requirements and its schedule for refinancing its existing
  1998 and estimates it will need     $1.0 billion senior secured bank facility, which currently
  to borrow an additional $700        matures on December 31, 1998, Iridium estimates that it will
  million to operate through the      need to refinance its existing $1.0 billion senior secured
  time it expects to achieve          bank facility and to arrange approximately $700 million in
  positive cash flow.                 additional funding in the near future.
  Iridium's estimated funding
  needs may increase, perhaps         There can be no assurance that Iridium will be able to find
  substantially, for a number of      banks or any other lender that will be willing to lend to
  reasons, including if Iridium is    Iridium on terms it will accept or that Iridium will be able
  unable to generate revenues in      to satisfy its funding needs. In addition, Iridium's
  the amount and within the time      estimated funding requirements do not reflect any
  frame it expects, or if Iridium     contingency amounts and may increase, perhaps substantially,
  has unexpected cost increases.      in the event Iridium is unable to generate revenues in the amount and within the time frame it expects, or if Iridium has unexpected cost increases.

RISK OF LOW SERVICE DEMAND BECAUSE    The Iridium System is not intended to provide communications
OF PRICING, SERVICE QUALITY,          services that compete with landline and land-based wireless
EQUIPMENT CHARACTERISTICS,            services. Instead, the Iridium System is designed to
COMPETITION AND OTHER MARKET          complement such services. Iridium World Satellite Services
FACTORS                               will be priced significantly higher than most land-based
                                      phone and paging services, and Iridium customers are not
                                      expected to discontinue their use of land-based wireless
                                      services.

   Many market factors, including     Iridium's estimates of its funding needs assume there will
   pricing, could prevent Iridium     be substantial demand for Iridium services shortly after
   from generating revenue in the     Iridium commences commercial operations and that Iridium
   amount and within the time frame   will be able to charge a premium over the cost of a
   it expects.                        land-based call for its satellite services because such
                                      services provide global mobility. Iridium currently expects that its wholesale usage fees for international Iridium
                                      World Satellite Services calls between two countries will
                                      result in suggested retail roaming prices that, in
                                      aggregate, are approximately 25% to 30% above the retail
                                      prices for land-based voice calling options that traveling customers could use for a similar call between the same two countries (e.g., international calling card and
                                      international cellular roaming rates). If demand for Iridium services is not significant or if the market will not
                                      support such a global mobility premium, Iridium may be
                                      unable to generate sufficient revenues. In addition to
                                      pricing, a number of other
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                                      market factors, including service quality, equipment
                                      characteristics and competition, could adversely affect
                                      demand for Iridium services.

  The price of Iridium's phones       Motorola's multi-mode phone generally has an initial retail
  and pagers may adversely affect     price of at least $3,000 and Motorola's alphanumeric pager
  customer demand for Iridium's       generally has an initial retail price of at least $500.
  services.                           Iridium expects the prices for Kyocera phones and pagers to be similar to Motorola's prices. These prices substantially exceed current prices for cellular phones and pagers.

   Iridium does not control its       Under Iridium's pricing strategy it will set wholesale
   retail prices and if they are      prices for its services and service providers will control
   set too high demand for            the price to the customer. Service providers may price
   Iridium's services may be          Iridium services at a level that is too high, thereby
   adversely affected. Prices in      reducing total demand without an offsetting increase in per
   the telecommunications industry    minute revenue to Iridium. Moreover, competition may force
   have been dropping, which may      Iridium and its service providers to lower retail prices. In
   adversely affect Iridium's         addition, pricing for telecommunication services, including
   ability to generate revenues.      long distance rates, has trended downward in recent years.
                                      This downward trend may make it difficult for Iridium to
                                      hold or raise its wholesale prices.

                                      The Iridium System does not afford the same voice quality, signal strength and degree of building penetration in areas that mature land-based wireless voice or paging systems
                                      serve. This difference in service quality could adversely
                                      affect demand for Iridium services.

  The large size of Iridium's         The Kyocera and Motorola telephones are larger and heavier
  phones and pagers may adversely     than today's pocket-sized cellular phones and have a
  affect customer demand for          significantly longer and thicker antenna. Motorola's pager
  Iridium services.                   is slightly larger than today's standard alphanumeric
                                      belt-worn pagers. The large size of Iridium's phones and
                                      pagers may adversely affect customer demand for Iridium
                                      services.

                                      In addition, competition, including competition from other satellite systems and from the extension of land-based
                                      telecommunications systems to areas that are currently not serviced by landline or land-based wireless phone or paging systems, could reduce demand that might otherwise exist in such areas for Iridium services.

FACTORS AFFECTING CUSTOMER            Iridium's ability to generate sufficient operating revenues
ACCEPTANCE OF SATELLITE-BASED         will depend upon customer satisfaction with Iridium
SERVICE                               services. Iridium believes that customer satisfaction will depend on a variety of factors, including:
  The use of satellites in the        - price;
  Iridium System expands coverage     - the technical capabilities of Iridium's equipment;
  but creates certain service         - the quality of the services Iridium offers, including
  limitations that customers may        voice quality, call completion rates and dropped call rates;
  not be willing to accept.             and
                                      - the extent, availability and price of alternative
                                        telecommunications services.

                                        Satellite-based communications over the Iridium System will experience degradation in service quality in certain places and will be completely unavailable in some places. In
                                        particular:
                                      - Satellite-based services will be adversely affected in
                                        places where obstructions, such as buildings and other
                                        natural and man-made obstacles, are positioned between a
                                        satellite and the user.
                                      - These adverse effects on satellite calls will increase as the obstacles become larger and more densely spaced.
                                      - In densely packed urban areas or inside buildings with
                                        steel
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                                        construction and metal coated glass common in many urban
                                        high rise buildings (including, in particular, in most
                                        hotels and professional buildings), Iridium expects that
                                        only extremely limited satellite voice service, or no
                                        satellite voice service, will be available.
                                      - Use of an Iridium phone in a moving automobile for a
                                        satellite call will make the effect of obstructions
                                        temporary but more pronounced because the structure of
                                        automobiles will tend to obstruct the satellite signal.
                                      - The actual limitations on satellite-based services will
                                        vary, sometimes significantly, as conditions change and as the satellites move across the sky.

                                      The Iridium satellite paging service also will experience
                                      degradation in certain places. Iridium expects that these
                                      limitations on satellite-based services will be more
                                      significant than current limitations on service experienced by customers of land-based wireless ("cellular") systems and traditional paging systems.

                                      For Iridium to succeed, its customers must accept:
                                      - the service limitations described above;
                                      - higher prices for Iridium's satellite services than the
                                        current prices for cellular and paging services; and
                                      - heavier hand-held phones and larger pagers than those
                                        currently used for most commercial service.
                                        Iridium's customers may not accept these limitations. These limitations could result in significantly lower sales or
                                        lower usage of Iridium's services than Iridium anticipates.

                                      The Iridium System has not been designed to provide
                                      high-speed data and facsimile transmission capability. As a result, Iridium expects that the appeal of its facsimile and data services (which will not be available until mid-1999)
                                      will be limited.

                                      Also, the Iridium System will lack the operational capacity to provide service to large numbers of customers in
                                      concentrated areas.

RISKS RELATING TO LOW DEMAND FOR      In an effort to ensure that sufficient quantities of
PAGERS AND PHONES; POTENTIAL NEED     hand-held phones and pagers are available for early
FOR SUBSIDIES                         distribution, Iridium has entered into standby equipment
                                      purchase commitments with Motorola and Kyocera. These
  Iridium has committed to            standby commitments require Iridium to purchase an aggregate
  purchase up to approximately        of up to approximately $400 million of phones and pagers
  $400 million of phones and          from Kyocera and Motorola, but only if such equipment is not
  pagers from the manufacturers if    purchased by and shipped to gateway operators or service
  the gateways do not buy them.       providers prior to January 1, 1999. The Kyocera Commitment
  Iridium may have to subsidize       is expected to provide a similar trigger using a date of
  the price of phones and pagers      February 8, 1999.
  to customers to stimulate demand
  for its services.                   In addition, there is a risk that sufficient demand for
                                      Iridium services will not materialize in a timely manner
                                      unless Iridium, its gateway operators or service providers subsidize the cost of Iridium phones. Neither Iridium nor, to Iridium's knowledge, its gateway owners and service
                                      providers currently plan to provide any such subsidies. The costs associated with those subsidies, including Iridium's portion of those costs, could be significant. Iridium's
                                      current projected funding needs do
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                                      not reflect any costs associated with its standby equipment purchase commitments or any subsidization.

POTENTIAL UNDERSUPPLY OF              The Iridium telephones and pagers are an essential part of
TELEPHONES AND PAGERS                 the Iridium System. Motorola and Kyocera have started
                                      manufacture of the telephones and Motorola has delivered
  Insufficient supply of Iridium      telephones for commercial use. Kyocera has delivered
  telephones and pagers could harm    telephones for customer trials but software development
  Iridium.                            issues have delayed production. Motorola's or Kyocera's
                                      inability to manufacture enough telephones and pagers to
                                      meet demand could constrain Iridium's commercial operations and adversely affect its generation of meaningful revenues.
                                      In addition, if enough telephones and pagers are not
                                      available to supply those people who want to become Iridium customers, those people could develop a negative impression of Iridium and decide not to become Iridium customers.

RELIANCE ON MOTOROLA, GATEWAY         Operation of the Iridium System.  Iridium relies extensively
OWNERS AND OTHER THIRD PARTIES.       on third parties to perform functions critical to its
                                      operations. Iridium does not independently have and does not
  Iridium relies extensively on       intend to acquire, except by contracting with other parties,
third parties to perform functions    the ability to:
critical to its operations,           - develop or produce the components of the Iridium System;
including the operation of the        - launch additional or replacement satellites; or
Iridium System and the                - operate and maintain the Iridium system.
distribution and marketing of           Currently, Iridium relies on Motorola to provide these
Iridium Services.                       critical functions under various contracts.

                                      Gateway Operators.  Iridium is dependent on the activities of its gateway operators for its success. Iridium has
                                      obtained commitments from its investors who are gateway
                                      operators that they will use their reasonable best efforts to perform certain critical functions including:
                                      - obtaining the necessary licenses, if any, from the
                                        jurisdictions in their gateway territories;
                                      - constructing and operating their gateways;
                                      - connecting the Iridium System to public earth-based
                                        telephone systems;
                                      - marketing Iridium Services;
                                      - selecting, or acting as, service providers; and
                                      - managing relationships with Iridium's customers either
                                        directly or through service providers.

                                        Distribution and Marketing of Iridium Services.  Iridium's
                                        success also will depend upon the motivation and ability of its service providers to generate demand for Iridium
                                        Services, phones and pagers on a timely basis. Service
                                        providers will be responsible for the sales of Iridium
                                        Services and of Iridium subscriber equipment to consumers.
                                        The service providers will be, or will be selected by,
                                        Iridium's gateway operators. Iridium's business plan assumes the service providers will make substantial sales of Iridium phones as Iridium transitions from a development stage
                                        company to an operating company. However, demand for Iridium services may not be generated on a timely basis and there
                                        can be no assurance that service providers will effectively market and
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                                      distribute Iridium Services or that gateway operators will effectively coordinate the marketing and distribution
                                      efforts in their territories. If Iridium Services are not
                                      timely marketed and distributed on a coordinated basis there would be a material adverse effect on Iridium.

TECHNOLOGY IMPLEMENTATION RISKS       For the Iridium System to operate properly, Motorola,
                                      Iridium and their respective subcontractors must make a
  Integrating the Iridium System's    number of sophisticated and diverse technologies work
  various technologies, including     together -- a complex task that no one has attempted before.
  software and communications         This task is further complicated by the following facts:
  hardware, is a complex task and     - the Iridium System is expected to operate 24 hours a day;
  future operations could reveal      - most of the Iridium System's hardware is in space; and
  serious problems.                   - system-wide testing, maintenance and repair may adversely affect Iridium's ability to provide the service quality it anticipates.

                                      Iridium believes that the development and implementation of the software for the Iridium System has been one of the
                                      largest and most complex software creation and integration tasks ever undertaken in the telecommunications industry.
                                      The Iridium System software, including the software that
                                      controls the satellites and the on-the-ground business
                                      support systems necessary for customer billing, has not been subject to the demands of commercial operations at the
                                      levels Iridium will need to achieve to be successful. This software will have to be reprogrammed if errors are
                                      revealed.

                                      In addition, the integration of each of Iridium's roaming
                                      partners into Iridium's telecommunications and business
                                      systems requires substantial programing and testing. For
                                      Iridium to provide roaming capabilities that match its
                                      expectations, it will have to successfully integrate
                                      approximately 130 roaming partners into its systems. There can be no assurance that Iridium will be able to complete
                                      this task in a timely manner or at all.

POTENTIAL FOR DELAYED OR IMPAIRED     The Iridium System is the first satellite-based personal
OPERATIONS                            communications system. However, other companies are
                                      attempting to develop satellite- based systems to compete
  If Iridium's transition from a      with Iridium. Part of Iridium's competitive strategy depends
  development stage company to a      on its commencing substantial commercial operations well
  company with substantial            before any of its competitors. If Iridium's transition from
  commercial operations is delayed    a development stage company to an operating company is
  or its ability to provide the       delayed or its ability to provide the service quality it
  service quality it expects is       expects is impaired, there likely would be:
  impaired, its ability to            - harm to the competitive advantage Iridium expects to
  generate revenues and its             achieve under its current strategy;
  competitive position could be       - delay in Iridium's generation of revenue; and
  materially harmed.                  - a significant effect on Iridium's ability to repay its
                                        indebtedness.

                                        A significant delay in Iridium's transition to commercial
                                        operations could occur if:
                                      - significant errors in the design and implementation of the
                                        Iridium System are discovered during commercial operations;
                                      - commercial operations reveal that significant improvements in service quality are needed if Iridium services are to
                                        generate the demand Iridium expects; or
                                      - a significant number of satellites fail to operate for any reason. (See "Risks Related to the Satellites", below.)
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LIMITED SATELLITE-BASED SERVICE       Iridium's ability to supply satellite-based service depends
CAPACITY                              upon the capacity of the Iridium System. Various factors,
                                      including customer usage patterns, will have a significant
  If Iridium experiences              effect on the Iridium System's capacity for a particular
  unexpected customer usage           geographic area and on a system-wide basis. The most
  patterns or its available           important factors include:
  spectrum is fully utilized, the     - customer usage patterns; and
  ability of customers to place or    - the amount of spectrum (the frequencies at which Iridium
  receive calls may be adversely      is allowed to operate the Iridium System).
  affected.
                                      Iridium could experience unexpected customer usage patterns that could exceed the capacity of the Iridium System at one or more gateways -- similar to the overload of regional
                                      circuits on an earth-based system. If Iridium faces
                                      significant capacity issues, its ability to increase its
                                      available spectrum (which can be thought of as similar to
                                      adding more "lines" to an earth-based system) is subject to significant regulatory hurdles. If adverse usage patterns
                                      occur or other significant constraints are placed on the
                                      Iridium System, Iridium may not be able to acquire
                                      additional spectrum and customers may have difficulty in
                                      placing or receiving calls on the system, which would
                                      materially and adversely affect Iridium.

RISKS RELATED TO THE SATELLITES       A significant portion of Iridium's tangible assets are low earth orbit satellites and the related earth-based control
  The risk of satellite loss or       facilities. Maintaining this equipment is a complex and
  damage is significant, and the      costly undertaking which has not been attempted previously
  effect of satellite losses or       on a commercial basis. In particular, the risk of satellite
  damage could be substantial.        loss is significant.

                                      The loss or failure of one or more satellites, including
                                      temporary losses, that for whatever reason are not promptly corrected or replaced, could cause:
                                      - gaps in service availability;
                                      - significantly degraded service quality;
                                      - increased costs; and
                                      - losses of revenue for the period that service is
                                      interrupted or impaired.

                                      Accordingly, the loss or failure of any satellite or
                                      satellites could materially and adversely affect Iridium.

                                      A satellite can be lost or fail for a variety of reasons,
                                      including:
                                      - colliding with something, including space debris, another man-made object or space phenomena such as comets or
                                        meteors;
                                      - mechanical anomalies or malfunctions; and
                                      - failure of the rocket, by explosion or otherwise, that was to place the satellite in orbit.

                                      Space debris and other in-space risks.  Iridium's satellites operate in low earth orbit and, as a result, face a higher risk of damage from space debris than satellites that
                                      operate farther away from the earth. Because objects in low earth orbit are moving at different speeds, the Iridium
                                      satellites can be more readily hit by space debris -- which can include sand, pebbles, dust and rocks shed by comets, as well as the remains of man-made objects floating in space.
                                      Even a very small piece of space debris can do great damage to a satellite.
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                                      One potential area of risk includes meteor showers and
                                      storms. In November 1998 and November 1999, the Leonid
                                      meteor storm is expected to dramatically increase the amount of space debris in Earth's orbit and could pose a risk to
                                      Iridium's satellites. Although smaller meteor showers occur annually, the Leonid meteor storm reoccurs every 33 years.
                                      The last storm occurred in 1966, when commercial space
                                      programs were just beginning and few, if any, satellites
                                      were in the sky. Therefore, there is no relevant experience to base an assessment of the damage, if any, that the storm might cause to low earth orbit satellites, but such damage could be significant.

                                      Mechanical Anomalies and Malfunctions.  During the
                                      deployment of the Iridium System, Iridium experienced
                                      anomalies in several of its satellites. Those anomalies,
                                      which in some cases included control problems and the
                                      satellite's failure to function as expected, caused those
                                      satellites to be excluded from Iridium's constellation. You should note that:
                                      - anomalies such as occurred with respect to those
                                        satellites, or other anomalies with comparable effects,
                                        could occur in the future;
                                      - such anomalies could have a significant adverse effect on
                                        Iridium;
                                      - from time to time certain events could occur that may
                                        cause Iridium or Motorola to conclude that one or more
                                        malfunctioning satellites should not be included in the
                                        Iridium System, and the unavailability of such satellite
                                        could have an adverse effect on the operation of the
                                        Iridium System; and
                                      - Motorola has absorbed the financial consequences of all
                                        satellite losses to date.

                                      Launch-related risks.  Iridium expects that it will need to launch additional satellites from time to time to maintain the Iridium System. Accordingly, a launch failure could have a material adverse effect on Iridium. Satellites are
                                      launched on launch vehicles, or rockets. Launches of
                                      satellites can fail because:
                                      - a rocket crashes, aborts or explodes (which recently
                                        happened to one of Iridium's competitors); and
                                      - satellites are damaged as they are loaded into the rocket, during the launch, or as they leave the rocket.

                                      In addition, launches can be delayed for many reasons,
                                      including poor weather conditions, other launch failures or government actions. Placing multiple satellites in each
                                      Iridium launch vehicle significantly increases the risk that a launch failure will have a material and adverse effect.

                                      Life Expectancy of the Satellites; Financial Effect of Loss
                                      of Satellites. Iridium's business plan currently assumes
                                      that each of the satellites will have a useful life of five years from its launch date. Iridium's satellites may not,
                                      however, remain in operation for the full five years that
                                      Iridium expects. If the satellites do not remain in
                                      operations for the full five years, Iridium's operations,
                                      including its ability to provide service and generate
                                      revenues, could be materially harmed and its costs of
                                      operating will likely increase.

                                      Iridium has entered into an Operations and Maintenance
                                      Contract with Motorola which provides for the operation and maintenance of Iridium's space assets for Iridium's first
                                      five years of operation. Iridium has the
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                                      option to extend the Operations and Maintenance Contract for an additional two years. Under the Operations and
                                      Maintenance Contract, Motorola will bear the risk of
                                      satellite malfunction, but Iridium will bear the risk of
                                      damage to satellites by the acts of third parties, including the degradation or complete loss of any satellite due to
                                      contact with space debris.

COMPETITION RISKS                     The telecommunications industry is highly competitive. The uncertainties and risks created by this competition are
  Iridium faces direct competition    intensified by the continuous technological advances that
  from a variety of operating and     characterize the industry, regulatory developments which
  planned satellite systems and       affect competition and alliances between industry
  land-based services.                participants. While no single wireless communications system other than Iridium serves the global mobile personal
                                      communications market today, Iridium anticipates that more than one system or a collaboration of systems will serve
                                      this market in the future.

                                      Iridium believes that its most likely direct competition
                                      will come from the following planned low or mid-earth orbit satellite-based systems:
                                      - ICO Global Communications (Holdings) Limited;
                                      - Globalstar (backed by Loral/Qualcomm Partnership, L.P.);
                                      - Ellipso; and
                                      - Constellation.

                                      Iridium also expects to face competition from regional
                                      geostationary satellite-based systems, including Asia
                                      Pacific Mobile Telecommunications Satellite, Afro-Asian
                                      Satellite and PT Asia Cellular Satellite ("ACeS") and from the existing Inmarsat geostationary global satellite system.

                                      While Iridium believes that no competition will be able to offer virtually worldwide satellite paging prior to the year
                                      2000, Iridium World Page Service will face competition from existing satellite- and land-based paging services, some of which have an established customer base that may be
                                      reluctant to switch services. In addition, certain paging
                                      services offer two-way paging capability which Iridium does not offer.

                                      Other Competitors.  Iridium expects to offer Iridium World
                                      Cellular Service across a variety of countries where
                                      different cellular standards have made roaming difficult in the past. However, certain services currently provide
                                      roaming services among a number of countries, including
                                      those that use incompatible cellular standards. For example,
                                      GlobalRoam and Cellcard provide roaming between some North
                                      American networks and some European and other networks. The availability of such international near-global roaming
                                      services is likely to increase. These services will compete directly with Iridium World Cellular Service and with
                                      Iridium's satellite-based phone services. Two other proposed systems, ICO and Globalstar, and at least one regional
                                      geostationary satellite, ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular
                                      service, which may include roaming capabilities (enabling
                                      roaming across different cellular standards) similar to
                                      those Iridium expects to offer.

                                      In addition, it is expected that GSM-based wireless service
                                      (a form of wireless used mostly in Europe) will continue to expand its reach (including further into North America),
                                      permitting broader roaming
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                                      capability across incompatible cellular standards with a
                                      single phone. There is a risk that one or more regional
                                      mobile satellite services could enter into agreements to
                                      provide intersystem roaming which could be global or nearly global in scope.

                                      Iridium will also compete for travel customers with
                                      businesses that provide short-term rentals of wireless
                                      phones capable of operating in specific countries or
                                      regions. These businesses often have rental locations at
                                      airports, hotels and other locations and will also deliver phones.

COMPETITION FOR SERVICE PROVIDERS     In addition to competing for customers for its service,
AND SPECTRUM ALLOCATION               Iridium also expects to compete with various other
                                      communications services for local service providers. A
  Iridium will face competition       failure to effectively compete with these services could
  from other services for local       materially and adversely affect Iridium's ability to
  service providers.                  effectively market and distribute its services and
                                      equipment.

                                      Furthermore, ICO could have an advantage in obtaining
                                      spectrum allocations and local operating approvals in a
                                      number of countries because it is affiliated with Inmarsat, an international satellite organization, and investors in
                                      ICO and Inmarsat include many state-owned telecommunications companies and the regulatory authorities in their countries.

RISKS ASSOCIATED WITH LICENSING       The Iridium System's operation is subject to United States and international regulation. This regulation is pervasive
  Iridium cannot yet offer            and largely outside Iridium's control. Iridium, Motorola and
  commercial service in every         the various gateway owners have made substantial progress in
  country.                            receiving the authorizations necessary to operate the
                                      Iridium System, but a significant number of regulatory
                                      authorizations have not yet been obtained, including:
                                      - in two countries, Saudi Arabia and India, in which a
                                        gateway will be located, an authorization to operate the
                                        gateway, including necessary radio spectrum assignments
                                        for the links between the gateway and the Iridium
                                        satellites;
                                      - in certain countries in which Iridium expects its
                                        customers will want to use Iridium's services, the authority to offer Iridium's services and operate Iridium phones and pagers, and unless Iridium receives such authorizations,
                                        service in those countries will be limited or will not
                                        exist at all.

RISKS ASSOCIATED WITH PRINCIPAL       Iridium has three principal supply contracts:
SUPPLY CONTRACTS.                     - The Space System Contract with Motorola for the design,
                                        development, construction and delivery in orbit of the
  Iridium's major contracts             Iridium System's space segment;
  relating to the Iridium System      - The Operations and Maintenance Contract with Motorola
  are of limited duration, and          which runs for five years from the date Iridium commenced
  Motorola's liability under them       commercial operations and covers the operation of the
  is significantly limited.             space segment of the Iridium System, including monitoring, upgrading and replacing the hardware and software
                                        necessary to maintain specified performance levels; and
                                      - The Terrestrial Network Development Contract with Motorola for the design and development of the gateway hardware and software.

                                      These contracts are of limited duration and Motorola's
                                      liability under them is significantly limited. The contracts provide that if Motorola has
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                                      any liability to Iridium under the Space System Contract,
                                      the Operations and Maintenance Contract, the Terrestrial
                                      Network Development Contract or any other contract between
                                      Iridium and Motorola in connection with the Iridium System, that liability may be limited to $100 million in the
                                      aggregate in virtually all circumstances. In addition, under the Space System Contract, Motorola is not required to
                                      refund amounts Iridium previously paid to it. Subject to
                                      certain exceptions, Iridium bears the risk, including
                                      additional costs, if any, resulting from excusable delays
                                      under the Space System Contract, as well as certain of the risks of loss for satellites in orbit. The Operations and
                                      Maintenance Contracts and the Terrestrial Network
                                      Development Contract have similar provisions regarding
                                      excusable delays, waivers and limitations on liability.

CONFLICTS OF INTEREST WITH            Motorola has and will have various conflicts of interest
MOTOROLA                              with Iridium. Motorola is:
                                      - the creator and developer of the concept of the Iridium
  Because of Motorola's varying         System;
  roles with respect to Iridium,      - responsible for the design, construction, operation and
  there are a number of                 maintenance of the Iridium System;
  significant conflicts of            - a founding member of, and the largest single investor in,
  interest between Iridium and          Iridium LLC;
  Motorola.                           - a gateway owner;
                                      - Iridium LLC's largest Class 1 Membership Interest holder
                                        (and potentially the largest Class A Common Stock holder
                                        because Class 1 Membership Interests are exchangeable for
                                        Class A Common Stock);
                                      - a holder of warrants to acquire additional membership
                                        interests in Iridium LLC; and
                                      - the guarantor of some of Iridium's borrowings.

                                      Motorola's Influence on Iridium.  Motorola does not by
                                      itself control the Iridium Board of Directors and it is not permitted to participate in Iridium's decisions or other
                                      actions concerning the Space System Contract, Operations and
                                      Maintenance Contract or the Terrestrial Network Development
                                      Contract. However, Motorola could in certain situations
                                      exercise significant influence over Iridium because:
                                      - Motorola currently has the right to appoint 5 of the 27
                                        members of the Iridium Board and its representation could
                                        increase if it provides further financial support to
                                        Iridium; and
                                      - Motorola could have control over Iridium similar to that of a creditor through its position as a guarantor of some of
                                        Iridium's borrowings and as a creditor under various
                                        material contracts.

                                      Motorola's Contractual Relations with Iridium.  Motorola and
                                      Iridium entered into the Space System Contract, the
                                      Operations and Maintenance Contract and the Terrestrial
                                      Network Development Contract after extensive negotiations.
                                      The predecessor of Iridium under those contracts, however, was a wholly owned subsidiary of Motorola at the time the
                                      Space System Contract and Operations and Maintenance
                                      Contract were negotiated and therefore these negotiations
                                      were not conducted on an arm's-length basis. Moreover,
                                      although these agreements provide for specific prices,
                                      Motorola's obligations and liabilities are subject to
                                      certain limitations which allocate various risks to Iridium and may have the effect of increasing the price paid by
                                      Iridium.
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                                      Iridium's payment obligations under these agreements are
                                      expected to comprise most of Iridium's expenses.

CONFLICTS OF INTEREST WITH GATEWAY    The Iridium Board of Directors consists of representatives
OWNERS                                of certain of the world's leading telecommunications
                                      companies. Almost all of the members of the Iridium Board
  Iridium has certain conflicts of    have been appointed by investors in Iridium who also are
  interest with its gateway owners    gateway owners and service providers. Because Iridium will
  and service providers.              be a supplier to the gateways and the service providers, the interests of Iridium are expected to conflict in certain
                                      respects with the interests of the gateway owners and the
                                      service providers. For example, this conflict of interest
                                      will be relevant in setting the wholesale prices that
                                      Iridium will charge for satellite airtime and other Iridium services.

RISKS RELATED TO YEAR 2000            Iridium has only recently begun addressing the Year 2000
READINESS                             issue. The "Year 2000 issue" refers to the fact that many
                                      computer software application and operations programs
  In a reasonably likely worst        (including embedded chips) written in the past may not
  case scenario, the failure to       properly recognize dates ending in "00" as meaning 2000
  correct a material Year 2000        rather than 1900. This could result in the incorrect
  problem could result in an          performance of computer calculations and functionality
  interruption in, or a failure       involving dates. Such miscalculations could adversely affect
  of, certain normal business         Iridium's installed computer systems, network elements,
  activities and/or operations,       software applications and other business systems containing
  including operations that are       time sensitive programs. The Year 2000 issue may also affect
  essential to the provision of       the systems and applications of Iridium's roaming partners,
  Iridium's services. Iridium has     service providers and other material distributors.
  established a program to assess
  and mitigate those risks, but       Iridium has established a Year 2000 Program (the "Y2K
  because it has not yet completed    Program") to address information-technology ("IT") and
  the risk assessment phase, it       non-IT problems that may exist within the Iridium System,
  cannot assure that all actions      including Iridium's suppliers, roaming partners, service
  necessary to correct a Year 2000    providers and other material distributors. The Y2K program
  problem will be completed in a      encompasses Iridium's space and ground facilities, as well
  timely manner.                      as the relevant operations of Iridium's material suppliers and distributors, and addresses both IT and non-IT systems.

                                      Iridium is in the process of performing an initial inventory of all Iridium hardware, software and infrastructure, as
                                      well as material vendors, to identify potential Year 2000
                                      issues and to determine the action required, if any, to
                                      correct the problem. Through the gateways, Iridium is
                                      contacting its third party roaming partners and service
                                      providers to determine the Year 2000 status of their
                                      systems, as well as their plans to bring them into
                                      compliance. Once Iridium identifies problem areas, it plans to upgrade those systems under its direct control, and
                                      verify, test and implement any modifications to them by the third quarter of 1999. No current assessment of the
                                      completion dates for material repairs, replacements and
                                      renovations not under Iridium's direct control, and for
                                      which third parties such as gateways, service providers and roaming partners are responsible, is available.

                                      In a reasonably likely worst case scenario, the failure to correct a material Year 2000 problem could result in an
                                      interruption in, or a failure of, certain normal business
                                      activities and/or operations, including operations that are essential to the provision of Iridium's services. Such
                                      failures could materially and adversely affect Iridium's
                                      results of operations, liquidity and financial condition.
                                      Due to the general uncertainty inherent in the Year 2000
                                      problem, resulting in major part
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                                      from the present state of Iridium's knowledge concerning the
                                      Year 2000 readiness of third-parties such as its roaming
                                      partners and service providers, Iridium is unable to
                                      determine at this time whether the consequences of Year 2000 failures will have a material impact on its results of
                                      operations, liquidity or financial condition. Iridium
                                      believes that, with the completion of the Y2K Program as
                                      scheduled, the potential of significant interruptions of
                                      normal operations should be reduced. However, Iridium cannot assure you that its systems and the systems of those third parties on which its operation relies will be compliant in a timely manner or that there will not be a material
                                      disruption of Iridium's business or a material adverse
                                      effect on Iridium's liquidity, financial condition or
                                      results of operations because of a Year 2000 problem.

RISKS ASSOCIATED WITH                 Iridium expects its telecommunications services to be
INTERNATIONAL OPERATIONS AND          available in almost every country. As a result, Iridium and
DEVELOPING MARKETS                    its gateway operators and service providers will be subject to risks related to each country's domestic and
  Certain risks related to the        international policies and risks related to economic
  domestic and international          conditions in many regions of the world, such as:
  policies and economies of the       - changes in domestic and foreign government regulations and
  various countries in which            telecommunications standards;
  Iridium operates could adversely    - licensing requirements, tariffs or taxes and other trade
  affect Iridium.                       barriers;
                                      - price, wage and exchange controls;
                                      - political, social and economic instability;
                                      - inflation; and
                                      - interest rate and currency fluctuations.

                                      Iridium, its gateway operators or service providers could be adversely affected on a country-specific, regional or
                                      system-wide basis by these factors.

DEPENDENCE ON KEY MANAGEMENT AND      Iridium's success will be dependent upon the efforts of its
QUALIFIED PERSONNEL                   management team and its ability to attract and retain
                                      qualified management and personnel in the future. Iridium
  Iridium relies on key employees     has no employment contract with any employee and is subject
  with whom it does not have          to the possibility of loss of one or more key employees at
  employment agreements.              any time. Iridium must also rely upon several employees of
                                      Motorola who play a key role in the performance of
                                      Motorola's obligations under the Space System Contract, the
                                      Operations and Maintenance Contract and the Terrestrial
                                      Network Development Contract. Iridium has no control over
                                      the relationship between Motorola and its employees. The
                                      loss of one or more of these key employees could adversely affect Iridium. In addition, Iridium's success will be
                                      dependent in part upon gateway operators having qualified
                                      personnel at the various gateways to:
                                      - oversee the construction and operation of the gateway; and
                                      - execute significant aspects of Iridium's licensing,
                                        marketing and distribution efforts.

RISKS ASSOCIATED WITH GROWTH          If significant and rapid growth in demand for Iridium World
                                      Services is achieved it would require Iridium and its
  The Iridium System cannot           gateways to make additions to personnel and management
  currently grow above certain        information systems to manage that growth while continuing
  limits.                             to meet customer service expectations. In addition, because
                                      Iridium's assigned spectrum (frequency band) and satellite
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                                      infrastructure characteristics have inherent capacity
                                      limitations, growth above certain levels would not be
                                      possible with the current Iridium System.

                                      ------------------------------------------------------------

                                      [To be included in the Annex to the Subordinated Notes
                                      prospectus]

                                      RISKS OF THE SUBORDINATED NOTES

RANKING OF THE SUBORDINATED NOTES     The Subordinated Notes and any Subsidiary Guarantees will be subordinated obligations of the Note Issuers and any
  If Iridium becomes insolvent or     Guarantor Subsidiaries. As a result, the payment of
  if certain defaults occur,          principal, any premium and interest on the Subordinated
  holders of the Subordinated         Notes is subordinated in right of payment to the prior
  Notes will be paid after holders    payment in full of all of our Senior Debt. Iridium has
  of Iridium's senior debt and may    outstanding $2.1 billion in aggregate principal amount of
  receive less than certain other     Senior Debt as of November 1, 1998.
  creditors.
                                      In certain circumstances where Iridium may not be making
                                      payments on all of its debt obligations as they come due,
                                      the holders of our Senior Debt will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Debt before you will be entitled to
                                      receive any amounts on the Subordinated Notes. In addition,
                                      Iridium is not permitted to make payments of principal, any premium or interest on the Subordinated Notes if it defaults on its obligation to make payments on Senior Debt and does not cure that default, or if an event of default that
                                      permits the holders of Senior Debt to accelerate the
                                      maturity of the Senior Debt occurs.

                                      These subordination provisions mean that if Iridium is
                                      insolvent or if certain defaults occur, a holder of its
                                      Senior Debt may ultimately receive out of its assets more
                                      than a holder of the same amount of its Subordinated Notes;
                                      and a creditor of Iridium that is owed a specific amount,
                                      but who owns neither Iridium's Senior Debt nor the
                                      Subordinated Notes, may ultimately receive more than a
                                      holder of the same amount of Subordinated Notes.

                                      In addition, the Subordinated Notes are not secured by any of Iridium's assets. Accordingly, the Subordinated Notes
                                      will be effectively subordinated to any secured obligation of Iridium, whether or not the obligation constitutes Senior
                                      Debt, to the extent of the value of the assets securing
                                      those obligations. Because the Subordinated Notes will not be secured by any of Iridium's assets, it is possible that there would be no assets remaining from which claims of the holders of the Subordinated Notes could be satisfied or, if any such assets remain, such assets might be insufficient to satisfy such claims fully.

POSSIBLE UNENFORCEABILITY OF          The only claims that the Holders of the Subordinated Notes
SUBSIDIARY GUARANTIES                 have against the Guarantor Subsidiaries are the claims
                                      created by the Subsidiary Guarantees. In the event of the
  The only claims that the Holders    bankruptcy of a Guarantor Subsidiary, the Subsidiary
  of the Subordinated Notes have      Guarantees may be subject to legal challenges, and if such
  against the Guarantor               challenges were successful, the Subsidiary Guarantees would
  Subsidiaries are                    be unenforceable. If the Subsidiary Guarantees are not
                                      enforceable, then upon the liquidation, bankruptcy,
                                      reorganization or
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  the claims created by the           otherwise of a Guarantor Subsidiary, other creditors of that
  Subsidiary Guarantees, and in       Guarantor Subsidiary may be entitled to receive assets of
  the event of the bankruptcy of a    the Guarantor Subsidiary before the Holders of the
  Subsidiary Guarantor, such          Subordinated Notes receive any such assets.
  Subsidiary Guarantees may be
  unenforceable.

RESTRICTIVE LOAN COVENANTS UNDER      Iridium's guaranteed bank facility, the secured bank
OTHER INDEBTEDNESS                    facility and the indentures relating to senior notes include certain covenants that, among other things, restrict the
  Iridium is subject to certain       ability of Iridium and its subsidiaries to:
  restrictive covenants on its        - dispose of assets;
  operations. If these covenants are  - incur additional indebtedness;
  breached, payment of Iridium's      - incur or guarantee obligations;
  bank facilities, senior notes and   - prepay other indebtedness or amend other debt instruments;
  other debt may be accelerated.      - pay dividends;
                                      - create liens on assets;
                                      - make investments, loans or advances;
                                      - make acquisitions;
                                      - engage in mergers or consolidations;
                                      - change the business conducted by Iridium; or
                                      - engage in certain transactions with affiliates and
                                        otherwise will restrict certain corporate activities.

                                      In addition, the secured bank facility contains a total debt to capital ratio covenant and a covenant to maintain
                                      committed or available funding sources through the term of the secured bank facility to meet Iridium's budgeted project costs. If Iridium does not meet these requirements, the
                                      holders of the indebtedness under the guaranteed bank
                                      facility and secured bank facility, or the holders of the
                                      senior notes (after a payment default or an acceleration of any such bank facility), will be entitled to declare that
                                      indebtedness immediately due and payable. Future debt
                                      instruments may contain additional or different financial
                                      and operating covenants.

FRAUDULENT TRANSFER CONSIDERATIONS    Under applicable provisions of the United States Bankruptcy
                                      Code or comparable provisions of state law, if a court
  If a court determines that a        determines that a person, at the time it incurred an
  Subsidiary Guarantee was issued in  obligation:
  certain specific circumstances,     - did so with the intent to hinder, delay or defraud its
  then the court could void or          creditors; or
  further subordinate that            - received less than reasonably equivalent value or fair
  Subsidiary Guarantee.                 consideration and either was insolvent, would become
                                        insolvent because of the transaction, had unreasonably
                                        small assets for its business, or intended to incur or
                                        knew it was incurring debt beyond its ability to pay them, then, the court could:
                                      - void, in whole or in part, that obligation; or
                                      - subordinate that obligation to existing and future
                                        indebtedness of that person.

                                      This risk should be considered prior to any reliance on a
                                      Subsidiary Guarantee since the applicable Guarantor
                                      Subsidiary is not expected to receive any proceeds from the offering of Subordinated Notes it guarantees, and therefore that Guarantor Subsidiary may not be viewed as having
                                      received "reasonably equivalent value" or "fair
                                      consideration"
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                                      for its Subsidiary Guarantee. In addition, it is likely that any Guarantor Subsidiary will have guaranteed a significant amount of other debt incurred by Iridium, and the aggregate amount of the guaranteed debt may exceed the fair value of its assets.

ABSENCE OF A PUBLIC MARKET            Moreover, unless stated in a prospectus supplement, we do
                                      not intend to apply for listing of the Subordinated Notes on
  We do not expect there to be any    any securities exchange or for quotation through the NASDAQ.
  market for a series of              Therefore, there is a risk that no market for the
  Subordinated Notes at the time      Subordinated Notes may develop. If an active public market
  that the series is issued. If a     does not develop, you may have difficulty selling the
  market does not develop, you may    Subordinated Notes at all or at a price you deem sufficient.
  have difficulty reselling any
  Subordinated Note.

                                      ------------------------------------------------------------
                                      [To be included in the Class A Common Stock prospectus]

                                      RISKS OF THE CLASS A COMMON STOCK

DIVIDEND POLICY                       Because IWCL's sole asset is its Class 1 Membership
                                      Interests in Iridium LLC, it would receive revenue only if
  IWCL is unlikely to pay any         Iridium LLC paid dividends or distributions on its Class 1
  dividends on the Class A Common     Membership Interests. However, Iridium LLC:
  Stock for the foreseeable           - has never made distributions on its Class 1 Membership
  future.                               Interests;
                                      - does not anticipate paying any dividends or distributions until Iridium has demonstrated a positive operating cash
                                        flow for a significant period of time; and
                                      - is effectively restricted under certain of Iridium's debt covenants from receiving any dividends from Iridium that it could distribute to holders of its Class 1 Membership
                                        Interests. Those covenants are likely to be in effect long after Iridium achieves a positive operating cash flow.
                                      You should note that:
                                      - IWCL has never declared or paid any dividends on its Class
                                        A Common Stock or non-voting Class B Common Stock; and
                                      - IWCL will be unable to pay or declare any dividends on its capital stock until it receives distributions on its Class 1
                                        Membership Interests from Iridium LLC, which is unlikely
                                        until long after Iridium achieves a positive operating
                                        cash flow.

THE PRICE OF CLASS A COMMON STOCK     Sales of substantial amounts of Class A Common stock in the
MAY DECLINE DUE TO SHARES ELIGIBLE    market, or the market's belief that substantial sales could
FOR FUTURE SALE                       occur, may cause the price of Class A Common Stock to
                                      decline for a variety of reasons, including that those sales
  Future sales of Class A Common      may:
  Stock could adversely affect the    - increase the supply of shares in the marketplace when
  market price of Class A Common        there is no offsetting increase in demand;
  Stock. There are many               - be perceived by the market as a signal that IWCL shares
                                        were too highly priced; and
                                      - reduce ("dilute") the indirect equity interest in Iridium
                                        LLC represented by each share of Class A Common Stock.
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  circumstances under which           In addition to the adverse effect a price decline could have
  substantial sales of Class A        on holders of Class A Common Stock, that decline would
  Common Stock could occur.           likely impede the ability of IWCL to raise capital to fund the construction and operation of the Iridium System through the issuance of additional Class A Common Stock or other
                                      equity securities.

                                      IWCL has issued Class A Common Stock, warrants to purchase
                                      Class A Common Stock ("Warrants") and Class B Common Stock.
                                      With the proceeds received by IWCL from the issuance of each share of Class A Common Stock and Class B Common Stock, IWCL has purchased one Class 1 Membership Interest in Iridium
                                      LLC, and with the proceeds received by IWCL from the
                                      issuance of the Warrants, IWCL has purchased a warrant from
                                      Iridium LLC that operates so that, when a Warrant is
                                      exercised, IWCL uses the proceeds received from the exercise to purchase one Class 1 Membership Interest in Iridium LLC for each share of Class A Common Stock issued upon exercise of the Warrant.

                                      At November 1, 1998, assuming all Warrants were exercised on that date, there would have been 13,640,685 shares of Class
                                      A Common Stock and 20,625 shares of Class B Common Stock
                                      outstanding. IWCL is authorized to issue up to 50,000,000
                                      shares of Class A Common Stock and 2,500,000 shares of Class
                                      B Common Stock. These authorized amounts could be increased under certain conditions.

                                      Shares Eligible for Future Sale Upon Direction of
                                      Iridium.  IWCL has agreed with Iridium LLC in a contract
                                      called the "Share Issuance Agreement" that, under certain
                                      conditions, Iridium LLC can direct IWCL to sell shares of
                                      Class A Common Stock (or other securities) and be required to use the proceeds to purchase Class 1 Membership Interests
                                      (or other securities) in Iridium LLC.

                                      Shares Eligible for Future Sale Upon Conversion of Class 1
                                      Membership Interests in Iridium.  IWCL has agreed with
                                      Iridium LLC in a contract called the "Interest Exchange
                                      Agreement" that, under certain conditions, it will exchange shares of Class A Common Stock for Class 1 Membership
                                      Interests in Iridium LLC at the rate of one share of Class A
                                      Common Stock for each Class 1 Membership Interest and will register those shares of Class A Common Stock for sale with the Securities and Exchange Commission. Holders of Class 1
                                      Membership Interests are not permitted to exchange their
                                      Class 1 Membership Interests for shares of Class A Common
                                      Stock prior to the day that is 90 days after the first
                                      fiscal quarter in which Iridium achieves positive earnings before interest, taxes, depreciation and amortization. In
                                      addition, no exchanges will be permitted unless they are
                                      approved by at least 66 2/3% of the Iridium LLC Board. Based upon the number of Class 1 Membership Interests outstanding at November 1, 1998, a maximum of 12,179,485 shares of Class
                                      A Common Stock would be issuable upon such exchange. If all
                                      Class 1 Membership Interests which could be issuable in the future based upon warrants, options and convertible
                                      securities outstanding on November 1, 1998 and other
                                      outstanding commitments to members of Iridium (excluding
                                      certain reserve commitments to purchase Class 1 Membership
                                      Interests by strategic investors in Iridium and potential
                                      warrants issuable to Motorola for guaranteeing indebtedness that has not yet been incurred) are
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                                      considered, a maximum of 16,115,157 shares of Class A Common
                                      Stock would be issuable upon such exchange.

                                      Shares Eligible for Future Sale Upon Conversion of Class B
                                      Common Stock.  IWCL has authorized the issuance of up to
                                      2,500,000 shares of Class B Common Stock, and, at November
                                      1, 1998, had issued 20,625 shares of Class B Common Stock in connection with Iridium's NOMAD program for promoting the
                                      authorization and use of the Iridium System by governments.
                                      These shares of Class B Common Stock will be exchangeable
                                      for Class A Common Stock on a share for share basis after
                                      the satisfaction of certain conditions, but in no event
                                      earlier than one year after they have been fully paid for by their purchaser.

                                      Shares Eligible for Future Sale Upon Exercise of Options
                                      Granted Under the Iridium Option Plan.  Under the Iridium
                                      Option Plan, employees and outside directors of Iridium LLC may be granted stock options that are exercisable for shares of Class A Common Stock. The exercise price of each option is the fair market value of a share of the Class A Common
                                      Stock on the date the option was granted. A committee of the
                                      Iridium LLC Board of Directors administers the plan and may establish the terms of the option grants, including the
                                      number of shares for which an option may be exercised, the term of the option (up to ten years), the vesting schedule, and other terms and conditions. 5,544,315 shares of Class A
                                      Common Stock remain eligible for issuance under the Iridium
                                      Option Plan. As of November 1, 1998, 2,474,472 options were outstanding, of which 745,273 were exercisable.

RISK THAT IWCL'S INTEREST IN          IWCL will use the proceeds from the issuance of each share
IRIDIUM LLC WILL BE DILUTED AND       of Class A Common Stock to purchase one Class 1 Membership
THAT THE CORRESPONDING INDIRECT       Interest in Iridium LLC (this one-to-one ratio is subject to
INTEREST THAT INVESTORS IN CLASS A    anti-dilution adjustment in the event of a stock split or
COMMON STOCK HAVE IN IRIDIUM LLC      certain other transactions). Accordingly, the interest in
WILL BE DILUTED                       Iridium LLC that IWCL purchases with the proceeds of its
                                      offering of Class A Common Stock (and the corresponding
  A Class A Common Stock              indirect interest in Iridium LLC of investors in the Class A
  investor's indirect interest in     Common Stock) will be diluted whenever new Class 1
  Iridium LLC will be diluted by      Membership Interests are sold at a price that is below the
  any sales of new Iridium LLC        price paid by IWCL for the Class 1 Membership Interests.
  Class 1 Membership Interests at
  a price below the price paid by     At November 1, 1998 there were outstanding:
  the investor. Iridium LLC has       - warrants to purchase 4,997,281 Class 1 Membership
  substantial commitments to sell       Interests at $.00013 per Class 1 Membership Interest issued
  new Class 1 Membership Interests      in connection with the issuance and sale of Iridium's
  at prices that are substantially      14 1/2% Senior Subordinated Notes due 2006;
  below the price of Class A          - 44,936 Series A Class 2 Interests that convert into
  Common Stock.                         831,772 Class 1 Membership Interests without any additional cash investment; and
                                      - a currently exercisable warrant to purchase up to the
                                        number of Series M Convertible Class 2 Interests that would be convertible into 2.5% of the number of outstanding
                                        Class 1 Membership Interests on the date of exercise,
                                        calculated on a fully diluted basis, at the equivalent of
                                        $13.33 per underlying Class 1 Membership Interest.

                                      In addition to the warrants described above, under its
                                      credit support arrangements with Motorola, Iridium LLC has a continuing obligation to issue warrants to Motorola for so long as Motorola has guaranteed
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                                      borrowings of Iridium LLC or any of its subsidiaries under certain credit facilities. Through November 1, 1998, under these arrangements, Motorola had earned warrants to purchase
                                      7,772,923 Class 1 Membership Interests at a purchase price of $.00013 per Class 1 Membership Interest. It is likely
                                      that Motorola will earn substantial additional warrants in the future for providing credit support for the construction and operation of the Iridium System.

                                      The Iridium Board also has authorized the issuance of
                                      warrants to purchase up to 9,165,000 Class 1 Membership
                                      Interests at a purchase price of $.00013 per Class 1
                                      Membership Interest to gateway owners and to Motorola based on satisfaction of certain performance criteria relating to the construction and implementation of gateways and gateway services.

                                      Up to 18,206,550 Class 1 Membership Interests may be issued to existing investors in Iridium LLC at a purchase price of
                                      $13.33 per Class 1 Membership Interest pursuant to their
                                      various commitments to purchase additional Class 1
                                      Membership Interests under certain circumstances.

VOLATILITY                            The market price of the Class A Common Stock has been
                                      volatile. The trading prices for the common stock of many
  The trading price of the Class A    technology companies like IWCL and Iridium have experienced
  Common Stock has been volatile      extreme price and volume fluctuations, which have at times
  and may continue to be volatile     been unrelated to their operating performance. Factors that
  in the future.                      could have a significant effect on the price of the Class A
                                      Common Stock include:
                                      - announcements of fluctuations in Iridium's or its
                                        competitors' operating results;
                                      - variations in Iridium's prospects and operating results;
                                      - delays in obtaining service providers or regulatory
                                        approvals in particular countries;
                                      - satellite anomalies;
                                      - general conditions in the telecommunications industry; and
                                      - market conditions for growth stocks or technology stocks in general.

RISKS ASSOCIATED WITH                 IWCL is a Bermuda company. IWCL's Bermuda legal counsel has
INCORPORATION UNDER BERMUDA LAW       advised IWCL that uncertainty exists about whether Bermuda courts will:
  Bermuda law does not permit you     - enforce judgments obtained in other jurisdictions
  to sue IWCL for securities law        (including the United States) against IWCL or its officers
  claims, and you may not be able       or directors under the securities laws of those
  to enforce a U.S. court's             jurisdictions; or
  judgment against IWCL.              - entertain actions in Bermuda against IWCL or its officers or directors under the securities laws of other
                                        jurisdictions.

                                      There is no treaty in effect between the United States and
                                      Bermuda providing for enforcement of U.S. judgments. In
                                      addition, there are grounds upon which Bermuda courts may
                                      refuse to enforce judgments of U.S. courts, and certain
                                      remedies available under the U.S. federal securities laws
                                      would not be allowed in Bermuda courts, as they may be
                                      contrary to Bermuda's public policy.

RISK OF LOSS OF MANAGEMENT RIGHTS     Under Iridium LLC's Limited Liability Company Agreement,
UPON CHANGE IN                        IWCL has certain special rights including:

CONTROL                               - the right to designate two members of the Iridium LLC
                                        Board of Directors, one of whom will act as a Vice Chairman
  IWCL could lose its special           of Iridium LLC; and
  management rights in Iridium if     - the right to approve certain significant transactions
  there is change in control of         involving Iridium LLC.
  IWCL.
                                        Iridium LLC will have the right to terminate these special rights following an IWCL change in control, which includes circumstances in which:
                                      - an entity other than Iridium LLC becomes the beneficial
                                        owner of more than 30% of IWCL's outstanding common stock; or
                                      - there is a change in a majority of the members of IWCL's
                                        Board of Directors over a two year period that is not
                                        approved by a vote of 66 2/3% of the members of the IWCL
                                        Board then still in office who were directors at the
                                        beginning of the two year period or whose election or
                                        nomination for election was previously so approved.

                                      As a result of these provisions, holders of Class A Common
                                      Stock may effectively be precluded from replacing a majority of the IWCL Board, which initially consisted of directors
                                      selected by Iridium.

RISKS RELATED TO PASSIVE FOREIGN      Whether IWCL is or is not a passive foreign investment
INVESTMENT COMPANY RULES              company ("PFIC") is relevant to you only if you hold a share of Class A Common Stock and you are:
  If IWCL is treated as a PFIC,       - a citizen or resident of the United States;
  then any gain that you recognize    - a domestic partnership or corporation;
  on the sale of your shares of       - an estate, the income of which is subject to United States
  Class A Common Stock and              federal income tax without regard to its source; or
  distributions you receive in        - a trust, if a court within the United States is able to
  respect of your shares of Class       exercise primary supervision over the administration of the
  A Common Stock may be subject to      trust and one or more United States persons have the
  greater tax liability.                authority to control all substantial decisions of the
                                        trust.

                                      Generally, if IWCL were treated as a PFIC for any taxable
                                      year during which you held a share of Class A Common Stock, the entire gain you recognize on a disposition of the share would be allocated ratably to each day in your holding
                                      period for the share. For example, if you acquired a share of Class A Common Stock on January 1, 1998 for $100 and sold the share on December 31, 1999 for $200, $50 of the gain
                                      would be allocated to 1998 and $50 of the gain would be
                                      allocated to 1999. The amounts allocated to the taxable year of disposition and to any year before IWCL became a PFIC
                                      would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the
                                      highest applicable ordinary income rate in effect for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Continuing with the previous example, the $50 of gain allocated to 1999 would be taxed as ordinary income, the $50 of gain allocated to 1998 would be taxed at the highest ordinary income tax rates
                                      applicable in 1998, and interest would be charged on the tax on the gain allocated to 1998. All the tax and interest
                                      would be included in your U.S. federal income tax liability for the taxable year in which the disposition took place.
                                      Further, any distribution in respect of shares of Class A
                                      Common Stock in excess of 125 percent of the average of the annual distributions on shares of Class A Common Stock you received

                                      during the shorter of the preceding three years or the
                                      portion of your holding period before the current taxable
                                      year would be subject to taxation as described above. For
                                      example, if you purchased a share of Class A Common Stock in
                                      1998 and received distributions in respect of the share of
                                      $10 in 1998, and $15 in 1999, $2.50 of the distribution
                                      would be allocated, taxed and charged interest in the manner described above. You could avoid these consequences by
                                      electing to include on a current basis your share of IWCL's ordinary earnings and net capital gain for each taxable
                                      year, or by electing to mark-to-market your Class A Common
                                      Stock at the end of each taxable year. IWCL currently
                                      intends to provide upon request the information necessary
                                      for you to be able to elect to include on a current basis
                                      your share of IWCL's ordinary earnings and net capital gain for each taxable year.

                                      Under the PFIC rules, IWCL will generally be a PFIC in any taxable year in which either at least 75 percent of its
                                      gross income is "passive income" or at least 50 percent of its assets are "passive assets." "Passive income" is
                                      generally income derived from sources other than an active trade or business; "passive assets" are assets that produce or are held for the production of passive income. This
                                      discussion assumes that IWCL should, under current law, be treated for the purposes of determining IWCL's passive
                                      income and passive assets as owning its share of Iridium's gross assets and as earning directly its share of Iridium's gross income; IWCL would be a PFIC if it were not permitted to be treated in this manner. The determination of whether
                                      IWCL is a PFIC must be made annually based upon the
                                      composition of the income and assets of IWCL, Iridium and
                                      any corporation in which IWCL or Iridium holds a
                                      25-percent-or-more interest. IWCL does not currently believe that it is a PFIC nor does it expect to become a PFIC;
                                      however, there can be no assurance that IWCL will not be
                                      considered a PFIC for any taxable year. Furthermore, if IWCL were determined to be a PFIC in 1998, IWCL would be
                                      considered a PFIC for 1997 as well.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by the Registrants in connection with the offering of the securities registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:


SEC registration fee........................................  $208,925
NASD filing fee.............................................    30,500
Nasdaq National Market listing fees.........................    30,500
Printing costs..............................................    75,000
Legal fees and expenses.....................................   350,000
Trustee's and transfer agent's fees.........................    15,000
Blue Sky fees and expenses (including legal fees)...........    10,000
Accounting fees and expenses................................    50,000
Miscellaneous fees and expenses.............................   150,000
                                                              --------
Total.......................................................  $919,925
                                                              ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Iridium World Communications Ltd. ("IWCL") is a Bermuda Corporation. Bermuda law permits a company to indemnify its directors and officers, except for any act of willful negligence, willful default, fraud or dishonesty. IWCL has provided in its Bye-Laws that its directors and officers will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty. Bermuda law and the Bye-Laws of IWCL also permit the purchase of insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnify them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust. Iridium LLC ("Iridium") and Iridium Operating LLC ("Operating") have entered into indemnification arrangements with IWCL for the benefit of IWCL's officers and directors. To the extent permitted by law, these indemnification arrangements may require Iridium and Operating, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors of IWCL (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceedings against them as to which they could be so indemnified.

     Pursuant to the respective LLC Agreements, each of the Iridium, Operating, Iridium Roaming LLC and Iridium IP LLC (collectively, the "LLC Registrants") has agreed to indemnify any person against all expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action brought by such LLC Registrant), in which such person is made a party by reason of his being or having been an officer or director of such other Registrant or is or was serving or having served at such other Registrant's request as a manager, director, officer, employee, fiduciary or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of such person and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     Iridium Capital Corporation ("Capital") and Iridium Facilities Corporation ("Facilities") are Delaware corporations. Under Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations stated therein, a Delaware corporation may indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Delaware corporation. The DGCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificates of Incorporation and by-laws of each of Capital and Facilities provide for indemnification of the directors and officers of such entities to the full extent permitted by the Delaware General Corporation Law.

     A directors' and officers' liability insurance policy is maintained for the benefit of the directors and officers of each Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


     A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.


     (b) Financial Statement Schedules:


     The financial statement schedule of Iridium LLC is incorporated herein by reference to the Form 10-K of IWCL, Iridium LLC, Operating and Operating's subsidiaries for the fiscal year ended December 31, 1997. All other schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.


ITEM 17. UNDERTAKINGS

     (a) Each of the undersigned Registrants hereby undertakes:

          (1) To file, during any period in which offers or sales of its securities are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) Each of the undersigned Registrants hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under section
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on November 6, 1998.


                                          IRIDIUM WORLD COMMUNICATIONS LTD.

                                          By:     /s/ EDWARD F. STAIANO
                                            ------------------------------------
                                                     Edward F. Staiano
                                            Chairman and Chief Executive Officer

                                          IRIDIUM LLC

                                          By:     /s/ ROBERT W. KINZIE
                                            ------------------------------------
                                                      Robert W. Kinzie
                                                          Chairman

                                          IRIDIUM OPERATING LLC

                                          By:     /s/ ROBERT W. KINZIE
                                            ------------------------------------
                                                      Robert W. Kinzie
                                                          Chairman

                                          IRIDIUM CAPITAL CORPORATION

                                          By:     /s/ EDWARD F. STAIANO
                                            ------------------------------------
                                                     Edward F. Staiano
                                                          Chairman

                                          IRIDIUM FACILITIES CORPORATION

                                          By:     /s/ EDWARD F. STAIANO
                                            ------------------------------------
                                                     Edward F. Staiano
                                                          Chairman

                                          IRIDIUM ROAMING LLC

                                          By:     /s/ EDWARD F. STAIANO
                                            ------------------------------------
                                                     Edward F. Staiano
                                               acting chief executive officer

                                          IRIDIUM IP LLC

                                          By:     /s/ EDWARD F. STAIANO
                                            ------------------------------------
                                                     Edward F. Staiano
                                               acting chief executive officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      NAME                                      TITLE                      DATE
                      ----                                      -----                      ----

                       *                          Director of IWCL, Capital and      November 6, 1998
------------------------------------------------  Facilities and Chairman of
                Robert W. Kinzie                  Iridium LLC and Operating

                       *                          Chairman and Chief Executive       November 6, 1998
------------------------------------------------  Officer of IWCL, Capital and
               Edward F. Staiano                  Facilities, Vice Chairman and
                                                  Chief Executive Officer of
                                                  Iridium LLC and Operating, and
                                                  acting chief executive officer of
                                                  IP and Roaming

                       *                          Vice President and Chief           November 6, 1998
------------------------------------------------  Financial Officer of Iridium LLC,
                   Roy Grant                      IWCL and Operating, Chief
                                                  Financial Officer of Capital and
                                                  Facilities, and acting chief
                                                  financial officer of IP and
                                                  Roaming

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
                Aburizal Bakrie

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
               Hasan M. Binladin

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
              Gordon J. Comerford

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
            Atilano de Oms Sobrinho

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
               Robert A. Ferchat

                                                  Deputy Chairman and Director of    November  , 1998
------------------------------------------------  IWCL and Director of Iridium LLC
                 Alberto Finol                    and Operating

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
                  Edward Gams

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
                 Durrell Hillis

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
                 Kazuo Inamori

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
                   S. H. Khan

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
               Anatoly I. Kiselev

                       *                          Director of IWCL, Iridium LLC and  November 6, 1998
------------------------------------------------  Operating
               Richard L. Lesher

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
                John F. Mitchell

                      NAME                                      TITLE                      DATE
                      ----                                      -----                      ----
                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
                  Jung L. Mok

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
               Giuseppe Morganti

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
               J. Michael Norris

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
                 Yusai Okuyama

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
               John A. Richardson

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
               Theodore H. Schell

                       *                          Director of IWCL, Iridium LLC and  November 6, 1998
------------------------------------------------  Operating
              William A. Schreyer

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
               Sribhumi Sukhanetr

                       *                          Director of Iridium LLC and        November 6, 1998
------------------------------------------------  Operating
                  Tao-Tsun Sun

                       *                          Director of IWCL, Iridium LLC and  November 6, 1998
------------------------------------------------  Operating
                Yoshiharu Yasuda

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
                  Wang Mei Yue

                                                  Director of Iridium LLC and        November  , 1998
------------------------------------------------  Operating
                  Peter Zaboji



*By:     /s/ F. THOMAS TUTTLE
     -------------------------------


          F. Thomas Tuttle
          Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
1.1      Form of Class A Common Stock Underwriting Agreement.***
1.2      Form of Subordinated Notes Underwriting Agreement.***
4.1      Form of Class A Common Stock Certificate: Incorporated by
         reference to Exhibit 4.1 of the Form S-1 of IWCL and Iridium
         LLC (Registration Nos. 333-23419 and -01).
4.2      Form of Indenture.*
4.3      Form of Subordinated Note: Contained in Exhibit 4.2.*
5.1      Opinion of Conyers Dill & Pearman.*
5.2      Opinion of Sullivan & Cromwell.*
12       Statement re computation of ratios.*
23.1     Consent of KPMG Peat Marwick LLP.*
23.2     Consent of Conyers Dill & Pearman: Contained in Exhibit
         5.1.*
23.3     Consent of Sullivan & Cromwell: Contained in Exhibit 5.2.*
24       Power of Attorney.**
25       Statement of eligibility of trustee on Form T-1.***


---------------
       * Filed herewith.

      ** Previously filed.


     *** To be filed on Form 8-K and incorporated by reference herein.